EXHIBIT 4.1
OFFER TO PURCHASE
AND CONSENT SOLICITATION STATEMENT

                                 $1,466,597,000

                            FORT HOWARD CORPORATION

            OFFER TO PURCHASE FOR CASH AND SOLICITATION OF CONSENTS
                            ------------------------

     Fort Howard Corporation, a Delaware corporation ("Fort Howard"), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") and in the accompanying Consent and Letter of Transmittal (the "Letter of Transmittal"), to purchase for cash all of the outstanding debt securities of Fort Howard listed below (collectively, the "Notes," individually, a "Note," and with all Notes bearing the same rate of interest being referred to herein as a "Series," each such Series having been issued under a separate Indenture) for the consideration described below (such offers, together with the related Consent Solicitation (as defined herein), are referred to herein individually as a "Tender Offer," and collectively, as the "Tender Offers").

     The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offers shall be (1) the price, as described in Schedule I to this Offer to Purchase, intended to result in a yield (the "Tender Offer Yield") to (a) the Redemption Date in the case of the 9% Senior Subordinated Notes or the 10% Subordinated Notes or (b) the Maturity Date in the case of the 8 1/4% Senior Notes or the 9 1/4% Senior Notes (as such terms are defined herein), equal to the sum of (i) the yield to maturity (the "Reference Yield") of the applicable United States Treasury Security (the "Reference Security"), as calculated by the Dealer Manager (as defined herein) in accordance with standard market practice based on the bid price for such Reference Security, as of 3:00 p.m., New York City time, on the second business day preceding the applicable Expiration Time (as defined below) as reported on the Quotation Report (as defined herein) or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, and (ii) the applicable fixed spread (the "Fixed Spread") specified herein for such Notes (with respect to any Note, the consideration referred to in this clause (1) is referred to as the "Total Consideration"), minus (2) an amount equal to the applicable Consent Payment (as defined herein) referred to below (with respect to any Note, the Total Consideration minus the Consent Payment is referred to as the "Tender Offer Consideration"), plus (3) any Accrued Interest (as defined herein), payable on the Settlement Date (as defined herein).

              Outstanding                                                       Redemption     Redemption
               Aggregate                                                         Date or        Price or
               Principal                                                         Maturity       Maturity      Consent
CUSIP No.      Amount                    Security Description                    Date          Price        Payment
----------     ------------     ---------------------------------------------    ----------     ----------     -------
347460AJ6     $100,000,000     8 1/4% Senior Notes due 2002                      2/01/2002     $1,000.00      $15.00
347460AG2     $450,000,000     9 1/4% Senior Notes due 2001                      3/15/2001     $1,000.00      $15.00
347460AK3     $618,097,000     9% Senior Subordinated Notes due 2006             2/01/1999     $1,045.00      $15.00
347460AH0     $298,500,000     10% Subordinated Notes due 2003                   3/15/1998     $1,050.00      $15.00


        Reference              Fixed
        Security              Spread
  ---------------------     -----------
  6 1/4% due 2/28/2002           0.20%
  6 3/8% due 3/31/2001           0.18%
  5 7/8% due 2/28/1999           0.05%
  6 1/8% due 3/31/1998          --

EACH OF THE TENDER OFFERS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 3, 1997, UNLESS EXTENDED OR EARLIER TERMINATED (EACH SUCH TIME, AS THE SAME MAY BE EXTENDED, AN "EXPIRATION TIME"). HOLDERS OF NOTES MUST TENDER THEIR NOTES PRIOR TO THE EXPIRATION TIME IN ORDER TO RECEIVE THE TENDER OFFER CONSIDERATION. HOLDERS OF NOTES MUST TENDER THEIR NOTES AND PROVIDE THEIR CONSENTS (AS DEFINED HEREIN) TO THE PROPOSED AMENDMENTS (AS DEFINED BELOW) PRIOR TO 5:00 P.M., NEW YORK CITY TIME (THE "CONSENT TIME"), ON THE CONSENT DATE (AS DEFINED BELOW) IN ORDER TO RECEIVE THE CONSENT PAYMENT. THE CONSENT DATE FOR EACH SERIES OF THE NOTES IS FRIDAY, SEPTEMBER 19, 1997, IF ON SUCH DATE FORT HOWARD HAS RECEIVED DULY EXECUTED AND UNREVOKED CONSENTS TO THE PROPOSED AMENDMENTS FROM HOLDERS REPRESENTING A MAJORITY IN PRINCIPAL AMOUNT OF SUCH NOTES THEN OUTSTANDING (THE "REQUISITE CONSENTS"), OR SUCH LATER DATE THAT FORT HOWARD SHALL HAVE FIRST RECEIVED THE REQUISITE CONSENTS. TENDERED NOTES MAY BE WITHDRAWN AND CONSENTS MAY BE REVOKED AT ANY TIME AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE CONSENT DATE, BUT NOT THEREAFTER (EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES DESCRIBED MORE FULLY HEREIN).

THE TENDER OFFERS ARE SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS, INCLUDING THE VALID TENDER OF AT LEAST A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF EACH SERIES OF NOTES OUTSTANDING.

                                                          (cover page continues)

                            ------------------------
    Any questions or requests for assistance may be directed to Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager for the Tender Offers and Solicitation Agent for the Consent Solicitations ("Morgan Stanley" or the "Dealer Manager"). Requests for copies of the Tender Offer materials should be directed to D.F. King & Co., Inc. (the "Information Agent") at the telephone number set forth on the back cover of this Offer to Purchase. None of Fort Howard, Fort James Corporation, the Dealer Manager, the Information Agent or the Depositary (as defined herein) makes any recommendation as to whether or not holders should tender any or all of their Notes and provide Consents to the applicable Proposed Amendments.
                            ------------------------

  The Dealer Manager for the Tender Offers and the Solicitation Agent for the
                            Consent Solicitations is

                           MORGAN STANLEY DEAN WITTER

September 8, 1997

     Concurrently with the Tender Offers, Fort Howard is soliciting (the "Consent Solicitations") from the holders of Notes consents (the "Consents") to certain amendments (the "Proposed Amendments") to the respective Indentures (as defined below) pursuant to which such Notes were issued. Holders of Notes who tender such Notes for payment pursuant to the Tender Offers will be required, as a condition to a valid tender, to have given their Consent to all of the Proposed Amendments with respect to the Indenture under which such Notes were issued. The purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify certain covenants and other provisions contained in the Indentures under which the Notes were issued, so that any non-tendered Notes do not restrict the future financial and operating flexibility of Fort James Corporation, Fort Howard's sole stockholder, and Fort Howard.

     Upon the terms and subject to the conditions set forth in this Offer to Purchase, Fort Howard hereby offers to pay to each holder of Notes who validly consents to the applicable Proposed Amendments prior to the applicable Consent Time an amount in cash equal to the Consent Payment specified above for each $1,000 principal amount of the Notes for which Consents have been validly delivered and not validly revoked as of the applicable Consent Time, with such payment to be made on the applicable Settlement Date (as defined below) if, but only if, the Notes to which such Consents relate are accepted for payment pursuant to the terms of the applicable Tender Offer. If a holder's Notes are not properly tendered pursuant to the applicable Tender Offer prior to the applicable Consent Time, or such holder's Consents either are not properly delivered, or are revoked and not properly redelivered, prior to the applicable Consent Time, such holder will not receive the Consent Payment, even though the Proposed Amendments will be effective as to all Notes that are not purchased in the Tender Offer.

     ACCORDINGLY, IF THE NOTES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE TENDER OFFERS, HOLDERS WHO VALIDLY TENDER THEIR NOTES PURSUANT TO THE TENDER OFFERS PRIOR TO THE APPLICABLE CONSENT TIME WILL RECEIVE CONSIDERATION EQUAL TO THE TENDER OFFER CONSIDERATION PLUS THE CONSENT PAYMENT PLUS ANY ACCRUED INTEREST, WHEREAS HOLDERS WHO VALIDLY TENDER THEIR NOTES AFTER THE APPLICABLE CONSENT TIME WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION PLUS ANY ACCRUED INTEREST, BUT WILL NOT RECEIVE THE CONSENT PAYMENT.

     HOLDERS WHO TENDER NOTES IN THE TENDER OFFERS ARE OBLIGATED TO CONSENT TO THE PROPOSED AMENDMENTS. PURSUANT TO THE TERMS OF THIS OFFER TO PURCHASE, THE COMPLETION, EXECUTION AND DELIVERY OF A LETTER OF TRANSMITTAL BY A HOLDER OF NOTES IN CONNECTION WITH THE TENDER OF SUCH NOTES WILL BE DEEMED TO CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO THE PROPOSED AMENDMENTS WITH RESPECT TO THE INDENTURE UNDER WHICH SUCH NOTES WERE ISSUED. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES IN THE TENDER OFFERS, AND MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE PREVIOUSLY TENDERED NOTES TO WHICH SUCH CONSENTS RELATED FROM THE TENDER OFFERS. HOLDERS WHO VALIDLY TENDER THEIR NOTES AND THEREBY DELIVER THEIR CONSENTS AFTER THE APPLICABLE CONSENT TIME WILL ONLY RECEIVE THE TENDER OFFER CONSIDERATION PLUS ANY ACCRUED INTEREST, AND WILL NOT RECEIVE THE APPLICABLE CONSENT PAYMENT.

     The holder of each Note validly tendered and accepted for payment will receive interest thereon from the most recent payment of semi-annual interest preceding the applicable Settlement Date to, but excluding, the applicable Settlement Date, upon the terms and subject to the conditions described herein ("Accrued Interest").

     Upon the terms and subject to the conditions of the Tender Offers (including, if any Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Fort Howard will pay for all Notes validly tendered (and not withdrawn) pursuant to the Tender Offers on the third New York Stock Exchange ("NYSE") trading day following the applicable Expiration Time, or as soon as possible thereafter (the "Settlement Date"). Payment for any such Note will be made in immediately available (same-day) funds. Any Accrued Interest payable on the Notes accepted for payment in the Tender Offers will be paid in cash in immediately available (same-day) funds concurrently with the payment of the Tender Offer Consideration therefor.

     If the Proposed Amendments with respect to an Indenture become effective, they will apply to all Notes issued under such Indenture and each holder of such Notes that are not properly tendered and accepted for payment hereunder will be bound by such Proposed Amendments regardless of whether such holder consented to the Proposed Amendments. The Notes that are not tendered and accepted for payment pursuant to the Tender Offers will remain obligations of Fort Howard.

     Fort Howard intends to extend the Tender Offers, if necessary, so that the Expiration Time occurs no earlier than five business days following the latest of the Consent Dates. Fort Howard, however, intends to execute the supplemental indentures implementing the Proposed Amendments (the "Supplemental Indentures"), in the case of each of the Indentures, as of the applicable Consent Time.

     The Tender Offers, including the Consent Solicitations, are one component of a plan (the "Debt Refinancing Plan") designed to refinance an aggregate of approximately $2.3 billion principal amount of debt of James River Corporation of Virginia, a Virginia corporation ("James River"), and Fort Howard, in connection with the merger (the "Merger") of a wholly-owned subsidiary of James River with and into Fort Howard. The Merger became effective on August 13, 1997. As a result of the Merger, Fort Howard became a wholly-owned subsidiary of James River. In connection with the Merger, James River was renamed "Fort James Corporation" ("Fort James").

     At the time of the Merger, as the first step in the Debt Refinancing Plan, Fort James and Fort Howard entered into a new $2.5 billion bank credit facility (the "New Credit Facility") and borrowed $666 million thereunder to replace certain of the pre-Merger James River and Fort Howard bank credit facilities. In addition, as part of the Debt Refinancing Plan and concurrently with the Tender Offers, Fort James intends to make a public offering of up to $600 million aggregate principal

                                                          (cover page continues)
amount of Senior Notes (the "Fort James Senior Notes", and such offering, the "Fort James Notes Offering"). The proceeds of the borrowings under the New Credit Facility and the Fort James Notes Offering will be used for general corporate purposes, including to finance the purchase of Notes by Fort Howard pursuant to the Tender Offers.

     NOTWITHSTANDING ANY OTHER PROVISION OF THE TENDER OFFERS OR THE CONSENT SOLICITATIONS, FORT HOWARD'S OBLIGATION TO ACCEPT FOR PAYMENT, AND TO PAY FOR, NOTES VALIDLY TENDERED PURSUANT TO THE TENDER OFFERS IS CONDITIONED UPON (1) THE EXECUTION BY THE TRUSTEE OF SUPPLEMENTAL INDENTURES TO EACH OF THE APPLICABLE INDENTURES IMPLEMENTING THE PROPOSED AMENDMENTS IN THE MANNER SET FORTH BELOW FOLLOWING RECEIPT OF THE REQUISITE CONSENTS TO THE PROPOSED AMENDMENTS FROM REGISTERED HOLDERS OF NOT LESS THAN A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF THE APPLICABLE OUTSTANDING NOTES (THE "REQUISITE CONSENT CONDITION"), (2) THERE HAVING BEEN VALIDLY TENDERED (AND NOT WITHDRAWN) PRIOR TO THE EXPIRATION TIME, AT LEAST A MAJORITY IN AGGREGATE PRINCIPAL AMOUNT OF EACH SERIES OF NOTES OUTSTANDING TOGETHER WITH THE REQUISITE CONSENTS (THE "MINIMUM CONDITION"), (3) THE RECEIPT BY FORT JAMES OF NET PROCEEDS FROM THE FORT JAMES NOTES OFFERING THAT, WHEN COMBINED WITH AMOUNTS AVAILABLE FOR BORROWING UNDER THE NEW CREDIT FACILITY, ARE EQUAL TO OR GREATER THAN THE AMOUNT REQUIRED TO BE PAID TO THE HOLDERS OF NOTES PURSUANT TO THE TENDER OFFERS AND THE CONSENT SOLICITATION (THE "FINANCING CONDITION") AND (4) SATISFACTION OF THE OTHER CONDITIONS TO THE TENDER OFFERS, SET FORTH HEREIN. SEE "THE TENDER OFFERS -- CONDITIONS TO THE TENDER OFFERS."

     THE TENDER OFFERS, INCLUDING THE CONSENT SOLICITATIONS, ARE NOT BEING MADE TO (NOR WILL THE SURRENDER OF SECURITIES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF ANY TENDER OFFER, INCLUDING THE CONSENT SOLICITATIONS, WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.
                            ------------------------

        This page intentionally left blank.

                             IMPORTANT INFORMATION

     Any holder desiring to tender Notes and deliver Consents should either: (1) in the case of a holder who holds physical certificates evidencing such Notes, complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes and any other required documents to The Bank of New York, as Depositary (the "Depositary"), or (2) in the case of a holder whose Notes are held in book-entry form, request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender and deliver Consents for Notes so registered. See "The Tender Offers -- Procedures for Tendering Notes and Giving Consents."

     After the Consent Time but prior to the Expiration Time, any holder who desires to tender Notes, but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available, may tender the Notes by following the procedures for guaranteed delivery set forth under "The Tender Offers -- Procedures for Tendering Notes and Giving Consents -- Guaranteed Delivery Procedures." HOLDERS SHOULD BE AWARE THAT THE GUARANTEED DELIVERY PROCESS CANNOT BE USED PRIOR TO THE CONSENT TIME AND THAT USE OF THE GUARANTEED DELIVERY PROCESS WILL RESULT IN HOLDERS BEING INELIGIBLE TO RECEIVE THE CONSENT PAYMENT WITH RESPECT TO THE NOTES SO DELIVERED WHICH MIGHT OTHERWISE BE PAID.

                            ------------------------

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO EITHER A TENDER OF NOTES OR A CONSENT TO THE PROPOSED AMENDMENTS.

                             AVAILABLE INFORMATION;
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Each of Fort Howard and Fort James is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

     Reports, proxy statements and other information filed by Fort Howard and Fort James with the SEC can be inspected, without charge, and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC also maintains a site on the Internet at <http://www.sec.gov> that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain filings by Fort Howard and Fort James are available at such web site. Copies of such materials also can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning Fort James can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Additional information concerning the Merger is contained in the Joint Proxy Statement-Prospectus of James River and Fort Howard, dated June 26, 1997, included as part of James River's Registration Statement on Form S-4 (File No. 333-30119), filed with the SEC in connection with the Merger (the "Joint Proxy Statement"). The Joint Proxy Statement was distributed to James River and Fort Howard shareholders in connection with their respective consideration of the Merger at special meetings of their respective stockholders on August 12, 1997.

     The following documents filed by each of Fort Howard and Fort James with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

FORT HOWARD SEC FILINGS (FILE NO. 0-20473)                PERIOD
--------------------------------------------------------  ------
Annual Report on Form 10-K..............................  Year ended December 31, 1996
Quarterly Reports on Form 10-Q..........................  Quarters ended June 30, 1997 and March 31, 1997
Current Reports on Form 8-K.............................  Dated May 5, 1997 and May 4, 1997 (2 reports)
Joint Proxy Statement...................................  Dated June 26, 1997
FORT JAMES SEC FILINGS (FILE NO. 1-7911)                  PERIOD
--------------------------------------------------------  ------
Annual Report on Form 10-K..............................  Year ended December 29, 1996
Quarterly Reports on Form 10-Q..........................  Quarters ended June 29, 1997 and March 30, 1997
Current Reports on Form 8-K.............................  August 13, 1997 (3 reports), August 12, 1997, August 8,
                                                          1997, August 7, 1997, July 2, 1997, June 29, 1997 and
                                                          May 4, 1997 (2 reports)

Registration Statement on Form S-4 (File No. 333-30119) filed with the SEC on June 26, 1997 and the Joint Proxy Statement dated June 26, 1997 included therein.

     In addition, all other documents subsequently filed by Fort Howard or Fort James pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and before the termination of the Tender Offers, are incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     This Offer to Purchase incorporates documents by reference with respect to Fort Howard and Fort James that are not presented herein or delivered herewith. Such documents (excluding exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents) as well as a copy of the Indentures pursuant to which the Notes were issued are available without charge to any person to whom this Offer to Purchase is delivered upon written or oral request to the Investor Relations Department, Fort James Corporation,

P.O. Box 2218, Richmond, Virginia 23218 (tel: (888) 649-4362 (toll free)) or the Public Affairs Department, Fort Howard Corporation, P.O. Box 19130, Green Bay, Wisconsin 54307 (tel: (414) 435-8821, ext. 4087).

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase, including the documents that are incorporated by reference as set forth in "Available Information; Incorporation of Certain Information by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. These statements are based on management's beliefs and assumptions, based on information currently available to management and are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Fort Howard and Fort James set forth (1) under "SUMMARY" and "THE PROPOSED MERGER" in the Joint Proxy Statement, (2) under "Business" and "Management's Discussion and Analysis" in each Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference into this document and (3) in this document and the documents incorporated herein by reference preceded by, followed by, or that include, the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. The future results of Fort Howard and Fort James may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of Fort Howard and Fort James to control or predict. Holders of the Notes are cautioned not to put undue reliance on any forward-looking statements. Fort Howard and Fort James claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     Holders of the Notes should understand that the following important factors, in addition to those discussed herein and elsewhere in the documents which are incorporated by reference herein, could affect the future results of Fort Howard and Fort James and could cause results to differ materially from those expressed in such forward-looking statements: (1) the effect of economic conditions; (2) the ability of Fort Howard and Fort James to successfully integrate their operations; (3) the impact of competitive products and pricing;
(4) product development; (5) changes in laws and regulations, including changes in accounting standards and environmental regulations affecting the paper and pulp industry; (6) customer demand; (7) changes in raw material, energy and other costs; and (8) opportunities that may be presented to and pursued by Fort James.
                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFER TO PURCHASE (WHICH INCLUDES THE MATERIALS APPENDED HERETO) OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FORT HOWARD, FORT JAMES OR THE DEALER MANAGER. THE DELIVERY OF THIS OFFER TO PURCHASE (WHICH INCLUDES THE MATERIALS APPENDED HERETO) SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FORT HOWARD OR FORT JAMES SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

IMPORTANT INFORMATION.....................................................................................      i

AVAILABLE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY
REFERENCE.................................................................................................     ii

FORWARD-LOOKING STATEMENTS................................................................................    iii

SUMMARY...................................................................................................      1

THE TENDER OFFERS.........................................................................................      6
  Tender Offer Consideration and Accrued Interest.........................................................      6
  The Consent Solicitations...............................................................................      8
  Expiration Time; Extensions; Termination; Amendments....................................................      9
  Effect of Tender........................................................................................     10
  Acceptance for Payment and Payment for Notes; Acceptance of Consents....................................     10
  Procedures for Tendering Notes and Giving Consents......................................................     11
  Conditions to the Tender Offers.........................................................................     15
  Withdrawal Rights.......................................................................................     16
  Purpose of the Tender Offers, Consent Solicitations and Debt Refinancing Plan...........................     17
  Dealer Manager..........................................................................................     17
  Depositary..............................................................................................     17
  Information Agent.......................................................................................     18
  Trustees................................................................................................     18
  Fees and Expenses.......................................................................................     18

DESCRIPTION OF NOTES......................................................................................     18
  The Senior Notes........................................................................................     18
  The Subordinated Notes..................................................................................     18

CERTAIN CONSIDERATIONS....................................................................................     19
  Potential Adverse Effects of the Proposed Amendments on Non-Tendering Holders of Notes..................     19
  Potential Adverse Effects of Tender Offers on Market for Notes Not Tendered.............................     20
  Reporting Requirements..................................................................................     20

THE PROPOSED AMENDMENTS...................................................................................     20
  Elimination of Covenants................................................................................     20
  Amendment of Provisions of Indentures...................................................................     21
  Deletion of Certain Provisions..........................................................................     22

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................................................     22
  Tax Considerations for Tendering and Consenting Holders.................................................     23
  Tax Considerations for Non-Tendering Holders............................................................     23
  Backup Withholding......................................................................................     23

FORT HOWARD SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA.............     25

CAPITALIZATION............................................................................................     27

SCHEDULE I  Formula to Determine the Total Consideration and the Tender Offer Consideration...............    S-1

SCHEDULE II Hypothetical Pricing Examples.................................................................    S-2

ANNEX I      The Proposed Amendments to 8 1/4% Senior Notes Indenture.....................................    A-1

ANNEX II     The Proposed Amendments to 9% Senior Subordinated Notes Indenture............................   A-14

                                    SUMMARY

     Fort Howard has announced its offer to purchase for cash all of the Notes set forth below, and to solicit Consents with respect to the Notes, upon the terms and subject to the conditions set forth herein. Morgan Stanley has been designated as the exclusive Dealer Manager for the Tender Offers and the Solicitation Agent for the Consent Solicitations. For your convenience, the Tender Offers are summarized below. The following summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included or incorporated by reference in this Offer to Purchase. Holders of the Notes are urged to read carefully this Offer to Purchase and the documents incorporated by reference in their entirety. Unless the context otherwise requires, all references herein to a Tender Offer shall be deemed to include the related Consent Solicitation. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

                               THE TENDER OFFERS

SECURITIES TENDERED FOR:                                  The following table sets forth for each Series of Notes,
                                                          the applicable CUSIP number, outstanding aggregate
                                                          principal amount, security description, Redemption Date
                                                          or Maturity Date, Redemption Price or Maturity Price,
                                                          Consent Payment, the Reference Security and the Fixed
                                                          Spread to be used to calculate the Total Consideration
                                                          therefor:

            Outstanding                                                      Redemption
             Aggregate                                        Redemption      Price or
             Principal                                          Date or       Maturity    Consent         Reference           Fixed
              Amount            Security Description        Maturity Date     Price      Payment          Security           Spread
           ------------   --------------------------------  -------------   ----------   -------  ------------------------  ------
            $100,000,000   8 1/4% Senior Notes due 2002       2/01/2002      $ 1,000.00   $ 15.00      6 1/4% due 2/28/2002    0.20%
            $450,000,000   9 1/4% Senior Notes due 2001       3/15/2001      $ 1,000.00   $ 15.00      6 3/8% due 3/31/2001    0.18%
            $618,097,000   9% Senior Subordinated Notes       2/01/1999      $ 1,045.00   $ 15.00      5 7/8% due 2/28/1999    0.05%
                           due 2006
            $298,500,000   10% Subordinated Notes             3/15/1998      $ 1,050.00   $ 15.00      6 1/8% due 3/31/1998      --
                           due 2003

EXPIRATION TIME:                                          Each of the Tender Offers will expire at 12:00 midnight,
                                                          New York City time, on Friday, October 3, 1997, unless
                                                          extended by Fort Howard in its sole discretion or
                                                          earlier terminated (such date and time or the latest
                                                          date and time to which a Tender Offer is extended being
                                                          referred to herein as the "Expiration Time" for such
                                                          Tender Offer). Fort Howard intends to extend the Tender
                                                          Offers so that the Expiration Time occurs no earlier
                                                          than five business days following the latest of the
                                                          Consent Dates. See "The Tender Offers -- Expiration
                                                          Time; Extensions; Termination; Amendments."
TENDER OFFER CONSIDERATION:                               The consideration for each $1,000 principal amount of
                                                          Notes tendered pursuant to the Tender Offers shall be
                                                          the (1) Total Consideration (as described in Schedule I
                                                          to this Offer to Purchase), which will equal the present
                                                          value on the applicable Settlement Date of (a) the
                                                          Redemption Price in the case of the 9% Senior
                                                          Subordinated Notes or the 10% Subordinated Notes or (b)
                                                          the Maturity Price in the case of the 8 1/4% Senior
                                                          Notes or the 9 1/4% Senior Notes, determined in either
                                                          case on the basis of a yield (the "Tender Offer Yield")
                                                          to (i) the Redemption Date in the case of the 9% Senior
                                                          Subordinated Notes or the 10% Subordinated Notes or (ii)
                                                          the Maturity Date in the case of the 8 1/4% Senior Notes
                                                          or the 9 1/4% Senior Notes, in either case as specified
                                                          herein, equal to the sum of (A) the yield to maturity
                                                          (the "Reference Yield") of the applicable

                                                          United States Treasury Security (the "Reference
                                                          Security"), as calculated by the Dealer Manager in
                                                          accordance with standard market practice based on the
                                                          bid price for such Reference Security, as of 3:00 p.m.,
                                                          New York City time, on the second business day preceding
                                                          the applicable Expiration Time (such date, the "Price
                                                          Determination Date"), as reported by Cantor Fitzgerald
                                                          Securities "Composite 3:00 p.m. Quotations of U.S.
                                                          Government Notes and Bonds" (the "Quotation Report") or
                                                          any recognized quotation source selected by the Dealer
                                                          Manager in its sole discretion if the Quotation Report
                                                          is not available or is manifestly erroneous, plus (B)
                                                          the applicable fixed spread (the "Fixed Spread")
                                                          specified above for such Series of Notes (such price
                                                          being rounded to the nearest cent per $1,000 principal
                                                          amount of Notes), minus (2) an amount equal to the
                                                          applicable Consent Payment specified above for such
                                                          Series of Notes, plus (3) any Accrued Interest, payable
                                                          on the Settlement Date.
SETTLEMENT DATE:                                          The Tender Offer Consideration, any applicable Consent
                                                          Payment and any Accrued Interest for Notes properly
                                                          tendered and accepted for payment will be paid on the
                                                          third NYSE trading day following the applicable
                                                          Expiration Time, or as soon thereafter as possible
                                                          (i.e., the Settlement Date). Payment will be made in
                                                          immediately available (same-day) funds. See "The Tender
                                                          Offers -- Acceptance for Payment and Payment for Notes;
                                                          Acceptance of Consents."
HOW TO TENDER NOTES OR DELIVER CONSENTS:                  See "The Tender Offers -- Procedures for Tendering Notes
                                                          and Giving Consents." For further information, call the
                                                          Information Agent or the Dealer Manager or consult your
                                                          broker, dealer, commercial bank or trust company for
                                                          assistance.
THE CONSENT SOLICITATION:                                 In conjunction with the Tender Offers, Fort Howard is
                                                          soliciting Consents from the holders of each Series of
                                                          Notes to the Proposed Amendments to the applicable
                                                          Indenture for such Notes. Fort Howard is offering to pay
                                                          to each Holder who validly consents to the applicable
                                                          Proposed Amendments prior to 5:00 p.m., New York City
                                                          time, on the applicable Consent Date, the Consent
                                                          Payment applicable to such Series of Notes, as shown
                                                          above. Such payment will be made on the Settlement Date
                                                          if, but only if, the Notes to which it relates are
                                                          accepted for payment pursuant to the terms of the Tender
                                                          Offers. See "The Tender Offers -- The Consent
                                                          Solicitations" and "The Proposed Amendments." Holders of
                                                          Notes who tender Notes for payment pursuant to the
                                                          Tender Offers will be required, as a condition to a
                                                          valid tender, to have given their Consent to all of the
                                                          Proposed Amendments with respect to the Indenture under
                                                          which such Notes were issued. THE PROPER TENDER OF NOTES
                                                          PURSUANT TO ONE OF THE PROCEDURES SET FORTH HEREIN WILL
                                                          CONSTITUTE THE GIVING OF A CONSENT TO THE PROPOSED
                                                          AMENDMENTS TO THE INDENTURE UNDER WHICH SUCH NOTES WERE
                                                          ISSUED

                                                          AND TO EXECUTION OF A SUPPLEMENTAL INDENTURE TO EFFECT
                                                          THE SAME.
REQUISITE CONSENTS:                                       The duly executed (and not revoked) Consents of the
                                                          registered holders of a majority of the outstanding
                                                          aggregate principal amount of each Series of Notes will
                                                          be required for Fort Howard to amend the Indenture
                                                          applicable to such Series of Notes (for such Indenture,
                                                          the "Requisite Consents").
CONSENT TIME:                                             With respect to each of the Consent Solicitations, the
                                                          Consent Date shall be Friday, September 19, 1997 if
                                                          prior to 5:00 p.m., New York City time, on such date
                                                          Fort Howard shall have received the Requisite Consents
                                                          to the applicable Proposed Amendments, or such later
                                                          date on which Fort Howard shall have first received the
                                                          Requisite Consents. Fort Howard will execute the
                                                          applicable Supplemental Indenture promptly after 5:00
                                                          p.m., New York City time, on the applicable Consent Date
                                                          (the "Consent Time").
WITHDRAWAL RIGHTS:                                        Tenders of Notes may be withdrawn and Consents may be
                                                          revoked at any time prior to the Consent Time, by
                                                          following the procedures described herein. A valid
                                                          withdrawal of tendered Notes prior to such time shall be
                                                          deemed a revocation of the related Consent. Tenders of
                                                          Notes after the Consent Time may not be withdrawn except
                                                          under certain limited circumstances described under "The
                                                          Tender Offers -- The Consent Solicitations" and "The
                                                          Tender Offers -- Withdrawal Rights."
PURPOSE OF THE TENDER OFFERS, CONSENT SOLICITATIONS AND   The purpose of the Tender Offers is to acquire all
DEBT REFINANCING PLAN:                                    outstanding Notes. The purpose of the Consent
                                                          Solicitations and the Proposed Amendments is to
                                                          eliminate or modify certain covenants and other
                                                          provisions contained in the Indentures under which the
                                                          Notes were issued, so that any non-tendered Notes do not
                                                          restrict the future financial and operating flexibility
                                                          of Fort James and Fort Howard. See "Certain
                                                          Considerations" and "The Proposed Amendments."
                                                          The Tender Offers, including the Consent Solicitations,
                                                          are one component of a plan to refinance an aggregate of
                                                          approximately $2.3 billion principal amount of debt of
                                                          James River and Fort Howard in connection with the
                                                          Merger. The Merger became effective on August 13, 1997.
                                                          As a result of the Merger, Fort Howard became a
                                                          wholly-owned subsidiary of James River. In connection
                                                          with the Merger, James River was renamed "Fort James
                                                          Corporation."
                                                          At the time of the Merger, as one of the first steps in
                                                          the Debt Refinancing Plan, Fort James and Fort Howard
                                                          entered into the New Credit Facility and borrowed $666
                                                          million thereunder to replace certain of the pre-Merger
                                                          James River and Fort Howard bank credit facilities. In
                                                          addition, as part of the Debt Refinancing Plan and
                                                          concurrently with the Tender Offers, pursuant to the
                                                          Fort James Notes Offering, Fort James intends to make a
                                                          public offering of up to $600 million aggregate
                                                          principal amount of Fort James

                                                          Senior Notes. The proceeds of the borrowings under the
                                                          New Credit Facility and the Fort James Notes Offering
                                                          will be used for general corporate purposes, including
                                                          to finance the purchase of the Notes by Fort Howard
                                                          pursuant to the Tender Offers.
                                                          If the Proposed Amendments with respect to an Indenture
                                                          become effective, they will apply to all Notes issued
                                                          under such Indenture and each holder of such Notes that
                                                          are not properly tendered and accepted for payment
                                                          hereunder will be bound by such Proposed Amendments
                                                          regardless of whether such holder consented to the
                                                          Proposed Amendments. Notes that are not tendered and
                                                          accepted for payment pursuant to the Tender Offers will
                                                          remain obligations of Fort Howard.
                                                          Consummation of the Debt Refinancing Plan, including the
                                                          Tender Offers and adoption of the Proposed Amendments,
                                                          may have adverse consequences for holders of Notes who
                                                          elect not to tender Notes in the Tender Offers,
                                                          including the following:
                                                          (Bullet) Holders of Notes outstanding after consummation
                                                                   of the Tender Offers will not be entitled to the
                                                                   benefit of substantially all of the negative
                                                                   covenants presently contained in the respective
                                                                   Indentures pursuant to which the Notes were
                                                                   issued.
                                                          (Bullet) Pursuant to the New Credit Facility, Fort Howard
                                                                   will be a co-obligor with respect to borrowings
                                                                   by Fort James under the New Credit Facility
                                                                   (unless at least 75% of the aggregate principal
                                                                   amount of Notes outstanding are tendered into,
                                                                   and accepted for payment in, the Tender Offers,
                                                                   or otherwise retired, and Fort Howard repays
                                                                   all of its own borrowings under the New Credit
                                                                   Facility and elects to cease being a borrower
                                                                   thereunder) which could result in Fort Howard's
                                                                   becoming and remaining obligated with respect
                                                                   to substantial additional debt.
                                                          (Bullet) The trading market for Notes not tendered in
                                                                   response to the Tender Offers is likely to be
                                                                   significantly more limited.
                                                          (Bullet) The obligation of Fort Howard to furnish financial information to the holders of Notes could be
                                                                   materially lessened or eliminated.
                                                          See "Certain Considerations" and "The Proposed
                                                          Amendments."
CERTAIN CONDITIONS PRECEDENT TO THE TENDER OFFERS:        Notwithstanding any other provision of the Tender Offers
                                                          or the Consent Solicitations (or any extensions or
                                                          amendments thereof), Fort Howard will not be required to
                                                          accept for payment, or pay for, any Notes tendered and
                                                          may terminate any Tender Offer and may, subject to Rule
                                                          14 e-1 under the Exchange Act, postpone the acceptance
                                                          of any securities tendered or delay payment for
                                                          securities accepted for payment, if, among other things:

                                                          (1) the Requisite Consent Condition shall not have been
                                                              satisfied;
                                                          (2) the Minimum Condition shall not have been satisfied;
                                                          (3) the Financing Condition shall not have been
                                                              satisfied; or
                                                          (4) any other condition to the consummation of the
                                                              Tender Offers remains unsatisfied.
                                                          See "The Tender Offers -- Conditions to the Tender
                                                          Offers."
WAIVERS; EXTENSIONS; AMENDMENTS:                          Fort Howard also expressly reserves the right, in its
                                                          sole discretion, subject to applicable law, at any time
                                                          or from time to time, to (1) waive any condition to any
                                                          Tender Offer and accept all Notes previously tendered
                                                          pursuant to such Tender Offer, (2) extend the Expiration
                                                          Time of any Tender Offer and retain all Notes tendered
                                                          pursuant thereto subject, however, to the withdrawal
                                                          rights of holders as described under "The Tender
                                                          Offers -- Withdrawal Rights," or (3) amend the terms of
                                                          any of the Tender Offers. Any amendment applicable to a
                                                          Tender Offer will apply to all Notes of the same Series
                                                          tendered pursuant to such Tender Offer. See "The Tender
                                                          Offers -- Expiration Time; Extensions; Termination;
                                                          Amendments."
CERTAIN CONSEQUENCES TO NOTE HOLDERS NOT TENDERING:       Consummation of the Debt Refinancing Plan, including the
                                                          Tender Offers and the Consent Solicitations may have
                                                          adverse consequences for non-tendering holders of Notes.
                                                          See "Certain Considerations" and "The Proposed
                                                          Amendments."
BROKERAGE COMMISSIONS:                                    No brokerage commissions are payable by holders of the
                                                          Notes to the Dealer Manager, the Information Agent, Fort
                                                          Howard or the Depositary.
DEALER MANAGER AND SOLICITATION AGENT:                    Morgan Stanley & Co. Incorporated
INFORMATION AGENT:                                        D.F. King & Co., Inc.
DEPOSITARY:                                               The Bank of New York
FURTHER INFORMATION:                                      Additional copies of this Offer to Purchase and the
                                                          Letter of Transmittal may be obtained by contacting the
                                                          Information Agent or the Dealer Manager at their
                                                          respective telephone numbers and addresses set forth on
                                                          the back cover of this Offer to Purchase.

                               THE TENDER OFFERS

     Fort Howard hereby offers, upon the terms and subject to conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, to purchase for cash for the applicable consideration as described below, all Notes that are validly tendered and not withdrawn at or prior to the applicable Expiration Time. Fort Howard will accept tenders of Notes only in principal amounts of $1,000 or integral multiples of $1,000. Each of the Tender Offers will commence at 9:00 a.m., New York City time, on Monday, September 8, 1997, and will expire at 12:00 midnight, New York City time, on Friday, October 3, 1997, unless extended by Fort Howard in its sole discretion, subject to the right of Fort Howard, in its sole discretion, to the extent that it is legally permitted to do so, to terminate, withdraw or amend any Tender Offer at any time as discussed below.

     The four Series of Notes which are the subject of the Tender Offers were issued under four separate Indentures as follows: (1) the Indenture, dated as of March 13, 1993 (the "9 1/4% Senior Notes Indenture"), between Fort Howard, as issuer, and Norwest Bank of Wisconsin, N.A., as trustee (the "9 1/4% Senior Notes Trustee"), pursuant to which the 9 1/4% Senior Notes due 2001 (the "9 1/4% Senior Notes") were issued; (2) the Indenture, dated as of February 1, 1994 (the "8 1/4% Senior Notes Indenture"), between Fort Howard, as issuer, and Norwest Bank of Wisconsin, N.A., as trustee (the "8 1/4% Senior Notes Trustee"), pursuant to which the 8 1/4% Senior Notes due 2002 (the "8 1/4% Senior Notes") were issued; (3) the Indenture, dated as of February 1, 1994 (the "9% Senior Subordinated Notes Indenture"), between Fort Howard, as issuer, and The Bank of New York, as trustee (the "9% Senior Subordinated Notes Trustee"), pursuant to which the 9% Senior Subordinated Notes due 2006 (the "9% Senior Subordinated Notes") were issued; and (4) the Indenture, dated as of March 15, 1993 (the "10% Subordinated Notes Indenture" and together with the 9 1/4% Senior Notes Indenture, the 8 1/4% Senior Notes Indenture and the 9% Senior Subordinated Notes Indenture, the "Indentures"), between Fort Howard, as issuer, and United States Trust Company of New York, as trustee (the "10% Subordinated Notes Trustee"), and together with the 9 1/4% Senior Notes Trustee, the 8 1/4% Senior Notes Trustee and the 9% Senior Subordinated Trustee, the "Trustees"), pursuant to which the 10% Subordinated Notes due 2003 (the "10% Subordinated Notes") were issued.

     Holders of Notes may choose to participate in the Tender Offers by following the procedures described herein. Holders of Notes who tender their Notes in response to a Tender Offer will be required, as a condition to a valid tender, to consent to the Proposed Amendments with respect to the tendered Notes and the Indenture pursuant to which they were issued. The proper tender of Notes pursuant to one of the procedures set forth herein will constitute the giving of a Consent to the Proposed Amendments and execution of the related supplemental Indenture with respect to such Notes. See " -- The Consent Solicitations."

TENDER OFFER CONSIDERATION AND ACCRUED INTEREST

     The consideration for each $1,000 principal amount of Notes tendered pursuant to the Tender Offers shall be the (1) Total Consideration (as described in Schedule I to this Offer to Purchase), which will equal the present value on the applicable Settlement Date of (a) the Redemption Price in the case of the 9% Senior Subordinated Notes or the 10% Subordinated Notes or (b) the Maturity Price in the case of the 8 1/4% Senior Notes or the 9 1/4% Senior Notes, as specified herein, determined in either case on the basis of the Tender Offer Yield to (i) the Redemption Date in the case of the 9% Senior Subordinated Notes or the 10% Subordinated Notes or (ii) the Maturity Date in the case of the 8 1/4% Senior Notes or the 9 1/4% Senior Notes, in either case as specified herein, equal to the sum of (A) the Reference Yield of the applicable Reference Security, as calculated by the Dealer Manager in accordance with standard market practice based on the bid price for such Reference Security, as of 3:00 p.m., New York City time, on the Price Determination Date, as displayed in the Quotation Report or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, plus (B) the applicable Fixed Spread specified herein for such Series of Notes (such price being rounded to the nearest cent per $1,000 principal amount of Notes), minus (2) an amount equal to the applicable Consent Payment for such Series of Notes, plus (3) any Accrued Interest, payable on the Settlement Date.

     Upon the terms and subject to the conditions of the Consent Solicitations (including, if a Consent Solicitation is extended or amended, the terms of any such extension or amendment), Fort Howard is soliciting Consents to the Proposed Amendments to each of the Indentures from holders, and is offering to pay each holder who consents to the Proposed Amendments prior to the Consent Time, a Consent Payment in the amount set forth below per $1,000 principal amount of the Series of Notes for which Consents have been validly delivered and not validly revoked prior to the Consent Time, with such payment to be made on the Settlement Date if, but only if, the applicable Notes are accepted for payment pursuant to the terms of the Offer. The holder of each Note validly tendered and accepted for payment will receive Accrued Interest thereon from the most recent payment of semi-annual interest preceding the applicable Settlement Date to, but not including, the applicable Settlement Date.

     Upon the terms and subject to the conditions of the Tender Offers (including, if any Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Fort Howard will pay for all Notes validly tendered (and not withdrawn) pursuant to the Tender Offers on the Settlement Date. Payment for any such Note will be made in immediately available (same-day) funds. Any Accrued Interest payable on the Notes accepted for payment in the Tender Offers will be paid in cash in immediately available (same-day) funds concurrently with the payment of the Tender Offer Consideration therefor.

     The Dealer Manager will calculate the Reference Yield, Tender Offer Yield, Tender Offer Consideration and any Accrued Interest for each Note sold pursuant to the Tender Offers and its calculation shall be conclusive and binding, absent manifest error. A hypothetical calculation demonstrating the determination of the Tender Offer Consideration in the manner described above for the 8 1/4% Senior Notes is set forth in Schedule II.

     The following table sets forth for each Series of Notes, the CUSIP number, outstanding aggregate principal amount, security description, Redemption Date or Maturity Date, Redemption Price or Maturity Price, Consent Payment, Reference Security and Fixed Spread. Also included in the table below is a column showing the hypothetical Tender Offer Consideration for each Series of Notes, expressed as a percentage of the principal amount of the Note, based on the yield to maturity of the applicable Reference Security at 3:00 p.m. on Thursday, September 4, 1997 and a Settlement Date of Wednesday, October 8, 1997. The hypothetical Tender Offer Consideration does not include Accrued Interest that would be payable. There can be no assurance that the actual Tender Offer Consideration for any Note will be equal to the hypothetical Tender Offer Consideration shown below.

              Outstanding                                                                           Redemption
               Aggregate                                                           Redemption        Price or
               Principal                                                             Date or         Maturity      Consent
CUSIP No.        Amount                     Security Description                  Maturity Date       Price        Payment
----------    ------------     -----------------------------------------------    -------------     ----------     -------
347460AJ6     $100,000,000     8 1/4% Senior Notes due 2002                         2/01/2002       $1,000.00      $15.00
347460AG2     $450,000,000     9 1/4% Senior Notes due 2001                         3/15/2001       $1,000.00      $15.00
347460AK3     $618,097,000     9%     Senior Subordinated Notes due 2006            2/01/1999       $1,045.00      $15.00
347460AH0     $298,500,000     10%    Subordinated Notes due 2003                   3/15/1998       $1,050.00      $15.00


                                               Hypothetical
            Reference               Fixed      Tender Offer
            Security                Spread     Consideration
  -----------------------------     ------     -------------
           6 1/4% due 2/28/2002     0.20%        $1,053.25
           6 3/8% due 3/31/2001     0.18%        $1,074.20
           5 7/8% due 2/28/1999     0.05%        $1,065.50
           6 1/8% due 3/31/1998      --          $1,052.90

     BECAUSE THE TOTAL CONSIDERATION FOR A TENDER OFFER IS BASED ON A FIXED SPREAD PRICING FORMULA LINKED TO A YIELD ON A REFERENCE SECURITY, THE TENDER OFFER CONSIDERATION -- WHICH IS THE PORTION OF THE TOTAL CONSIDERATION THAT WOULD BE RECEIVED BY ALL TENDERING HOLDERS PURSUANT TO SUCH TENDER OFFER (WHETHER OR NOT SUCH TENDERS ARE MADE AT OR PRIOR TO THE CONSENT TIME) -- WILL BE AFFECTED BY CHANGES IN SUCH YIELD DURING THE TERM OF SUCH TENDER OFFER PRIOR TO THE PRICE DETERMINATION DATE. AFTER THE PRICE DETERMINATION DATE, WHEN THE TENDER OFFER CONSIDERATION IS NO LONGER LINKED TO THE YIELD ON A REFERENCE SECURITY, THE ACTUAL AMOUNT OF CASH THAT WILL BE RECEIVED BY A TENDERING HOLDER PURSUANT TO THE TENDER OFFERS WILL BE KNOWN AND HOLDERS WILL BE ABLE TO ASCERTAIN THE TOTAL CONSIDERATION AND THE TENDER OFFER CONSIDERATION IN THE MANNER DESCRIBED ABOVE, UNLESS THE TENDER OFFERS ARE EXTENDED FOR A PERIOD LONGER THAN THREE BUSINESS DAYS. IN THE EVENT THE TENDER OFFERS ARE EXTENDED FOR ANY PERIOD LONGER THAN THREE BUSINESS DAYS FROM THE PREVIOUSLY SCHEDULED EXPIRATION TIME, THEN A NEW PRICE DETERMINATION DATE MAY BE ESTABLISHED.

     PROMPTLY AFTER THE PRICE DETERMINATION DATE, BUT IN ANY EVENT BEFORE 9:00 A.M., NEW YORK CITY TIME, ON THE FOLLOWING BUSINESS DAY, FORT HOWARD WILL PUBLICLY ANNOUNCE THE PRICING INFORMATION REFERRED TO ABOVE BY PRESS RELEASE TO THE DOW JONES NEWS SERVICE.

     HOLDERS OF NOTES MAY, PRIOR TO THE PRICE DETERMINATION DATE, OBTAIN HYPOTHETICAL QUOTES OF THE REFERENCE YIELD, TENDER OFFER YIELD AND TENDER OFFER CONSIDERATION FOR ANY NOTE BY CONTACTING THE DEALER MANAGER TOLL-FREE AT 800-624-1808. IN ADDITION, INFORMATION REGARDING THE TENDER OFFERS WILL BE AVAILABLE ON MCM "CORPORATEWATCH" SERVICE ON TELERATE PAGE 41929 AND BLOOMBERG PAGE MCM 7629. ALTHOUGH THE YIELD TO MATURITY OF THE REFERENCE SECURITY ON THE PRICE DETERMINATION DATE WILL ONLY BE DETERMINED FROM THE SOURCE NOTED ABOVE, INFORMATION REGARDING THE CLOSING YIELD TO MATURITY OF THE REFERENCE SECURITY ON ANY TRADING DAY MAY ALSO BE FOUND IN THE WALL STREET JOURNAL.

     Following completion of the Tender Offers, Fort Howard and/or its affiliates (including Fort James) may purchase additional Notes in the open market, in privately negotiated transactions, through subsequent tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to holders than the terms of the Tender Offers. Any future purchases by Fort Howard and/or its affiliates (including Fort James) will depend on various factors at that time.

THE CONSENT SOLICITATIONS

     In conjunction with the Tender Offers, upon the terms and subject to the conditions of the Consent Solicitations (including, if a Consent Solicitation is extended or amended, the terms of any such extension or amendment), Fort Howard is soliciting Consents to the Proposed Amendments to each of the Indentures. The Consent Solicitations are being made to obtain the Requisite Consents of holders of Notes to the Proposed Amendments and execution of the Supplemental Indentures. See " -- Procedures for Tendering Notes and Giving Consents" and "The Proposed Amendments." Fort Howard is offering to pay to each holder of Notes who validly consents to the applicable Proposed Amendments prior to the applicable Consent Time, an amount in cash equal to the applicable Consent Payment specified above for each $1,000 principal amount of the Notes for which Consents have been validly delivered and not validly revoked as of the applicable Consent Time, with such payment to be made on the applicable Settlement Date if, but only if, the Notes to which such Consents relate are accepted for payment pursuant to the terms of the Tender Offers.

     To amend each of the Indentures, the registered holders of at least a majority of the aggregate principal amount of the Series of Notes outstanding under such Indenture as of the Consent Time, considered together as a single class (excluding for such purposes any Notes owned at the time by Fort Howard or any of its affiliates), must tender Consents thereto.

     The Proposed Amendments will be effected by the execution of the applicable Supplemental Indenture (the "Applicable Supplemental Indenture") as of the applicable Consent Date. Although each Supplemental Indenture may be executed prior to acceptance of Notes under the related Tender Offer, the Proposed Amendments contained therein will not become operative until the date and time that all Notes underlying the related Requisite Consents are accepted for purchase and payment pursuant thereto. If the Proposed Amendments with respect to an Indenture become effective, they will apply to all Notes issued under such Indenture. Each holder of Notes issued under that Indenture which were not tendered or accepted for payment hereunder will be bound by such Proposed Amendments regardless of whether such holder consented to such Proposed Amendments. Accordingly, consummation of the Tender Offers may potentially have adverse consequences on non-tendering holders of Notes. See "Certain Considerations" and "The Proposed Amendments."

     If Notes are accepted for payment pursuant to the Tender Offers, holders who validly tender their Notes pursuant to the applicable Tender Offer prior to the Consent Time will receive total consideration equal to the Tender Offer Consideration, subject to satisfaction of the Requisite Consent Condition, plus the Consent Payment and any Accrued Interest (i.e., the Total Consideration available), whereas holders who validly tender their Notes after the Consent Date will receive only the Tender Offer Consideration, plus any Accrued Interest.

     HOLDERS WHO TENDER NOTES IN A TENDER OFFER ARE OBLIGATED TO CONSENT TO THE PROPOSED AMENDMENTS. PURSUANT TO THE TERMS OF THE LETTER OF TRANSMITTAL, THE COMPLETION, EXECUTION AND DELIVERY THEREOF BY A HOLDER IN CONNECTION WITH THE TENDER OF NOTES WILL BE DEEMED TO CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO THE APPLICABLE PROPOSED AMENDMENTS. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES IN SUCH TENDER OFFER AND MAY NOT REVOKE CONSENTS WITHOUT WITHDRAWING THE PREVIOUSLY TENDERED NOTES TO WHICH SUCH CONSENTS RELATE FROM SUCH TENDER OFFER.

     Tenders of Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the applicable Consent Time, but not thereafter (except under certain limited circumstances described more fully herein). See
" -- Withdrawal Rights." A valid withdrawal of tendered Notes prior to the applicable Consent Time will constitute the concurrent valid revocation of such holder's related Consent. In order for a holder to revoke a Consent, such holder must withdraw the related tendered Notes. If, after the applicable Consent Time, Fort Howard reduces either (1) the principal amount of Notes subject to a Tender Offer or (2) the applicable Tender Offer Consideration, then previously tendered Notes may be validly withdrawn until the expiration of ten business days after the date that notice of any such reduction is first published, given or sent to holders of applicable Notes by Fort Howard. In addition, tenders of Notes may be validly withdrawn if a Tender Offer is terminated without any

Notes being purchased thereunder. In the event of a termination of a Tender Offer, the Notes tendered pursuant thereto will be promptly returned to the tendering holders.

EXPIRATION TIME; EXTENSIONS; TERMINATION; AMENDMENTS

     The Tender Offers will expire at 12:00 midnight, New York City time, on Friday, October 3, 1997, subject to extension or earlier termination by Fort Howard as herein provided.

     Fort Howard expressly reserves the right, in its sole discretion, subject to applicable law at any time or from time to time, to (1) terminate any of the Tender Offers, and not accept for payment any Notes, or postpone the acceptance of any Notes tendered pursuant to any of the Tender Offers or delay the payment for Notes accepted for purchase, if any of the conditions set forth under " -- Conditions to the Tender Offers" are not satisfied and are not waived by Fort Howard, (2) waive any condition to any Tender Offer and accept all Notes previously tendered for purchase pursuant to such Tender Offer, (3) extend the Expiration Time of any of the Tender Offers and retain all Notes tendered pursuant thereto, subject to the withdrawal rights of holders, and (4) amend any Tender Offer in any respect until the Notes that are the subject thereof are accepted for payment. If Fort Howard extends any Tender Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if Fort Howard is unable to accept for payment or pay for Notes pursuant to any Tender Offer, then the Depositary may retain tendered Notes which have not been previously withdrawn on behalf of Fort Howard, and such Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under " -- Withdrawal Rights," subject to Rule 14 e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer).

     Any extension, termination or amendment of any of the Tender Offers may be made by giving written or oral notice thereof to the Depositary, which will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, a public announcement will be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time of the Tender Offer or Tender Offers subject to such extension. Without limiting the manner in which Fort Howard may choose to make any public announcement, Fort Howard shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or otherwise as required by law. All Notes tendered pursuant to a Tender Offer prior to any extension and not subsequently withdrawn will remain subject to such Tender Offer.

     Fort Howard intends to extend the Tender Offers, so that the Expiration Time occurs no earlier than five business days following the latest of the Consent Dates.

     The terms of any extension or amendment of any Tender Offer may vary from the original Tender Offer depending on such factors as prevailing interest rates and the principal amount of Notes previously tendered or otherwise purchased. There can be no assurance that Fort Howard will exercise its right to extend, terminate or amend any of the Tender Offers. If, prior to the Expiration Time, Fort Howard amends the terms of any Tender Offer, such amendment will apply to all Notes of the same Series tendered pursuant thereto, but will not (unless expressly provided) apply to any other Tender Offer. Fort Howard does not presently intend to change the consideration currently offered.

     If Fort Howard makes a material change in the terms of any Tender Offer or the information concerning any Tender Offer or waives any condition of any Tender Offer that results in a material change to the circumstances of such Tender Offer, Fort Howard will disseminate additional tender offer and solicitation material if and to the extent required by applicable law and will extend such Tender Offer if and to the extent required in order to permit holders of the Notes subject to such Tender Offer adequate time to consider such materials. If Fort Howard shall decide, in its sole discretion, to decrease the principal amount of Notes being sought in any Tender Offer or increase or decrease the consideration offered to holders of Notes subject to any Tender Offer, Fort Howard will, to the extent required by applicable law, cause such Tender Offer to be extended, if necessary, so that the Tender Offer remains open at least until the expiration of ten business days from the date that such notice is first published, sent or given by Fort Howard. For purposes of this paragraph, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act. In addition, with respect to any other material change in the terms of any Tender Offer or the information concerning any Tender Offer, the minimum period during which any such

Tender Offer must remain open following such material change depends upon the facts and circumstances including the relative materiality of such terms or information.

EFFECT OF TENDER

     Tenders of Notes pursuant to one of the procedures described herein (and subsequent acceptance of such tender by Fort Howard) will constitute a binding agreement between the tendering holder of Notes and Fort Howard upon the terms and subject to the conditions set forth in this Offer to Purchase, in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery (as defined herein). The acceptance of a Tender Offer by a tendering holder of Notes will constitute the agreement by such holder to deliver good and marketable title to the tendered Notes free and clear of all liens, charges, adverse claims, encumbrances, interest and restrictions of any kind.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES; ACCEPTANCE OF CONSENTS

     Upon the terms and subject to the conditions of the Tender Offers (including, if any Tender Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Fort Howard will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) prior to the Expiration Time no later than the applicable Settlement Date therefor in immediately available (same-day) funds.

     Fort Howard expressly reserves the right, in its sole discretion, to delay acceptance for payment of Notes tendered under any of the Tender Offers or the payment for the Notes accepted for payment (subject to Rule 14 e-1(c) under the Exchange Act) if any of the conditions of the Tender Offers shall not have been satisfied or waived or in order to comply, in whole or in part, with applicable law. In all cases, however, payments will be made in respect of Notes tendered and accepted for payment pursuant to the Tender Offers only after timely receipt by the Depositary at its address on the back cover page hereof of (1) certificates for all physically delivered Notes in proper form for transfer or confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth herein, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message (as defined herein) and (3) any other documents required by the Letter of Transmittal, in each case together with any applicable signature guarantees. IN NO CIRCUMSTANCES WILL INTEREST ON ANY PAYMENTS BE PAID BY REASON OF ANY DELAY IN MAKING SUCH PAYMENTS.

     For purposes of the Tender Offers, Fort Howard shall be deemed to have accepted for payment tendered Notes as, if and when Fort Howard gives oral or written notice to the Depositary of Fort Howard's acceptance of such Notes for payment. Subject to the terms and conditions of the Tender Offers, payment for Notes so accepted will be made by deposit of the Tender Offer Consideration, any applicable Consent Payment and any Accrued Interest therefor with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from Fort Howard and then transmitting payment to or at the direction of such holders. Tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000.

     For purposes of each Consent Solicitation, Consents received by the Depositary will be deemed to have been accepted if, as and when (1) Fort Howard and the Trustee execute the Applicable Supplemental Indenture and (2) Fort Howard has accepted the Notes for purchase and payment pursuant to the applicable Tender Offer.

     If any tendered Notes are not accepted for payment for any reason, or if Notes in a principal amount in excess of the principal amount indicated as being tendered on the Letter of Transmittal are submitted, a Note in a principal amount equal to the principal amount not tendered or accepted will be issued, without expense to the tendering holders of Notes, as promptly as practicable following the expiration or termination of the Tender Offers.

     Fort Howard reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates (including Fort James), the right to purchase Notes tendered pursuant to any Tender Offer, but any such transfer or assignment will not relieve Fort Howard of its obligations under the Tender Offer or prejudice the rights of tendering holders to receive payments for Notes validly tendered and accepted for payment pursuant to the Tender Offer.

     All Notes of Fort Howard purchased pursuant to the Tender Offers will be canceled.

PROCEDURES FOR TENDERING NOTES AND GIVING CONSENTS

     Holders of Notes wishing to participate in the applicable Tender Offer must tender Notes in accordance with the procedures set forth herein and in the Letter of Transmittal prior to the Expiration Time. HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE APPLICABLE TENDER OFFER AND RECEIVE PAYMENT THEREFOR AS DESCRIBED HEREIN ARE REQUIRED TO DELIVER A CONSENT TO THE PROPOSED AMENDMENTS TO THE APPLICABLE INDENTURE UNDER WHICH SUCH NOTES WERE ISSUED. THE PROPER TENDER OF NOTES PURSUANT TO ONE OF THE PROCEDURES SET FORTH HEREIN WILL CONSTITUTE THE GIVING OF A CONSENT TO THE PROPOSED AMENDMENTS AND TO EXECUTION OF THE APPLICABLE SUPPLEMENTAL INDENTURE WITH RESPECT TO SUCH NOTES. HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE TENDER OFFERS AND RECEIVE THE TOTAL CONSIDERATION (WHICH INCLUDES THE CONSENT PAYMENT) ARE REQUIRED TO DELIVER CONSENTS TO THE PROPOSED AMENDMENTS PRIOR TO THE CONSENT TIME. HOLDERS MAY NOT DELIVER CONSENTS WITHOUT VALIDLY TENDERING THEIR NOTES PURSUANT TO THE TENDER OFFERS.

     Only registered holders are authorized to tender their Notes and consent to the Proposed Amendments. The procedures by which Notes may be tendered and Consents given by beneficial owners that are not registered holders will depend upon the manner in which the Notes are held, as described below.

     TENDER OF NOTES HELD THROUGH A NOMINEE. Any beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee who wishes to tender Notes should contact such record holder promptly and instruct such record holder to tender the Notes and deliver a Consent on the beneficial owner's behalf according to one of the procedures described herein. A Letter of Instructions is contained in the solicitation materials provided along with this Offer to Purchase which may be used by a beneficial owner to instruct the record holder to tender Notes and deliver Consents.

     TENDER OF NOTES HELD WITH DTC. Pursuant to authority granted by The Depository Trust Company ("DTC"), any DTC participant that has Notes credited to its DTC account (and thereby held of record by DTC's nominee) may directly tender such Notes and deliver Consents with respect thereto as if it were the record holder thereof (and references herein to registered or record holders shall include such participants). Within two business days after the date hereof, the Depositary will establish accounts with respect to the Notes at DTC for purposes of the Tender Offers. Any participant in DTC may tender such Notes and deliver Consents with respect thereto by (1) effecting a book-entry transfer of all Notes to be tendered in the Tender Offers into the account of The Bank of New York, as Depositary, at DTC, in accordance with DTC's procedures for such transfer and (2) either (a) effecting an Agent's Message (as defined herein), or
(b) completing and signing the Letter of Transmittal in accordance with the instructions set forth therein and delivering such properly completed and signed Letter of Transmittal, together with any signature guarantees and other documents required thereby, to the Depositary at its address set forth on the back cover page of this Offer to Purchase, in each case prior to the applicable Consent Time in order to receive the Total Consideration. Thereafter, holders who validly tender their Notes pursuant to such procedures prior to the applicable Expiration Time will not receive the applicable Consent Payment.

     Timely book-entry delivery requires receipt of a confirmation of a book-entry transfer into the Depositary's account at DTC (a "Book-Entry Confirmation") by the Depositary prior to the applicable Consent Time (in order to receive the Total Consideration), or the Expiration Time (in order to receive the Tender Offer Consideration). Only after the Consent Time may the guaranteed delivery procedure described below be complied with. In addition, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, an Agent's Message in connection with a book-entry transfer or the Letter of Transmittal (or a manually-signed facsimile thereof), together with any required signature guarantees and other required documents, must, in any case, be delivered or transmitted to and received by the Depositary at the address set forth on the back cover page of this Offer to Purchase (1) prior to the applicable Consent Time to receive payment of the Total Consideration for tendered Notes, or (2) after the applicable Consent Time but prior to the applicable Expiration Time to receive payment of the Tender Offer Consideration for tendered Notes. Delivery of a Letter of Transmittal or other documents to DTC will not constitute a valid delivery to the Depositary.

     The Depositary and DTC have confirmed that the Tender Offers are eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may, in lieu of physically completing, signing and delivering to the Depositary the Letter of Transmittal, electronically transmit their acceptance of any Tender Offer (and thereby provide their Consent to the Proposed Amendments to the Indenture under which the tendered Notes were issued) through ATOP by causing DTC to transfer Notes to the Depositary's DTC Account in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary. Delivery of tendered Notes by a DTC participant must be made to the Depositary pursuant to the book-entry procedures set forth below prior to the applicable Consent Time in order to receive the Total Consideration. Holders who validly tender their Notes pursuant to such procedures after the applicable Consent Time but prior to the applicable Expiration Time, will not receive the applicable Consent Payment. After the applicable Consent Time, if a book-entry transfer of Notes cannot be completed prior to the applicable Expiration Time, the tendering DTC participant may comply with the guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (including, without limitation, the fact that such participant has consented to the Proposed Amendments to the Indenture under which the tendered Notes were issued in accordance with the terms of such Letter of Transmittal) and that Fort Howard may enforce such agreement against such DTC participant.

     TENDER OF NOTES HELD IN PHYSICAL FORM. A holder of Notes held in physical form must comply with the following instructions to tender Notes in the Tender
Offers: (1) complete and sign the Letter of Transmittal in accordance with the instructions set forth therein, and (2) deliver a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and other required documents, and the Notes covered thereby in physical form suitable for transfer to the Depositary at the address set forth on the back cover page of this Offer to Purchase prior to the applicable Consent Time or applicable Expiration Time, provided, however, that after such Consent Time but prior to such Expiration Time, the tendering holder may instead comply with the guaranteed delivery procedure set forth below. In order to receive the Consent Payment, the Notes and the Letter of Transmittal must be received by the Depositary prior to the applicable Consent Time.

     If tendered physical Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to validly tender such Notes pursuant to the Tender Offers, such Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such registered holder(s) appear on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below. In addition, such tender of Notes must be accompanied by a properly executed Consent from, or a valid proxy of, such registered holder or holders, since Notes may not be tendered without also delivering a Consent with respect to such Notes, and only registered holders are entitled to deliver Consents.

     LETTERS OF TRANSMITTAL AND PHYSICAL SECURITIES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR SECURITIES TO FORT HOWARD, FORT JAMES, THE TRUSTEES, THE INFORMATION AGENT, DTC OR THE DEALER MANAGER.

     GUARANTEED DELIVERY PROCEDURES. If a holder wishes to tender Notes pursuant to the Tender Offers after the Consent Time, and time will not permit the delivery of Notes, the Letter of Transmittal or any other required documents to the Depositary prior to the Expiration Time, or the procedures for book-entry transfer cannot be completed prior to the Expiration Time, such Notes may nevertheless be tendered, with the effect that such tender will be deemed to have been received prior to the Expiration Time, if:

     (1) the tender is made by or through one of the following firms or other entities identified in Rule 17Ad-15 under the Exchange Act (as such terms are defined therein): (a) a bank; (b) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings institution (each, an "Eligible Institution");

     (2) a properly completed and duly executed Notice of Guaranteed Delivery (a "Notice of Guaranteed Delivery"), in the form provided by Fort Howard herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by Fort Howard, is received by the Depositary prior to the applicable Expiration Time; and

     (3) a properly completed and executed Letter of Transmittal (or a manually-signed facsimile thereof) with any required signature guarantees, or a properly transmitted Agent's Message, as well as the certificate(s) representing all tendered Notes in proper form for transfer or confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC, and all other documents required by such Letter of Transmittal are received by the Depositary within two NYSE trading days after the Expiration Time.

     HOLDERS SHOULD BE AWARE THAT PRIOR TO THE CONSENT TIME, CONSENTS CANNOT BE DELIVERED USING THE GUARANTEED DELIVERY PROCESS AND THAT USE OF THE GUARANTEED DELIVERY PROCESS WILL RESULT IN A HOLDER'S BEING INELIGIBLE TO RECEIVE THE CONSENT PAYMENT WITH RESPECT TO THE NOTES SO DELIVERED.

     The Notice of Guaranteed Delivery may be sent by hand delivery, facsimile transmission or mail to the Depositary at its address on the back cover page of this Offer to Purchase and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery provided by Fort Howard. Failure to complete the guaranteed delivery procedure outlined above will not, of itself, affect the validity of, or effect a revocation of, any Consent properly executed by a holder of Notes who attempted to use the guaranteed delivery procedures.

     Notwithstanding any other provision hereof, payments for Notes tendered and accepted for payment pursuant to the guaranteed delivery procedures described herein will, in all cases, occur only after receipt by the Depositary within two NYSE trading days after the Expiration Time of (1) such Notes or confirmation of a book-entry transfer of such Notes as described above, and (2) the Letter of Transmittal properly completed and duly executed, together with any other required documents, with any required signature guarantees, or a properly transmitted Agent's Message.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY REASON OF ANY DELAY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. PAYMENTS IN RESPECT OF ANY NOTE TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR AN EQUIVALENT NOTE DELIVERED TO THE DEPOSITARY IN ACCORDANCE WITH THE PROVISIONS HEREOF PRIOR TO THE APPLICABLE EXPIRATION TIME, EVEN IF THE NOTE TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES IS NOT DELIVERED TO THE DEPOSITARY IN A TIMELY MANNER AS DESCRIBED ABOVE AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTE IS NOT MADE UNTIL AFTER THE APPLICABLE SETTLEMENT DATE.

     PROPER EXECUTION AND DELIVERY OF LETTERS OF TRANSMITTAL. The method of delivery of Notes, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the option and risk of the tendering holders, and except as otherwise provided in the Letter of Transmittal, delivery will be deemed made when actually received by the Depositary. If delivery is by mail, Fort Howard recommends that the mailing be made (1) by registered mail with return receipt requested, properly insured, and (2) sufficiently in advance of the applicable Expiration Time to allow enough time to ensure timely delivery.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program (a "Medallion Signature Guarantor") or any other Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (1) such Letter of Transmittal is signed by the registered physical holder(s) of Notes tendered therewith or by a participant in DTC whose name appears on a security position listing as the owner of Notes tendered therewith and such holder(s) have not completed the portion entitled "Special Payment Instructions" or "Special Delivery Instructions" on such Letter of Transmittal or (2) the Notes that are the subject thereof are tendered for the account of an Eligible Institution. See Instruction 2 in the Letter of Transmittal.

     If the Letter of Transmittal is signed by the registered holder(s) of Notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of such Notes without alteration, enlargement or any change whatsoever. If any of the Notes tendered thereby are held by two or more registered holders, all such registered holders must sign such Letter of Transmittal. If any of the Notes tendered thereby are registered in different names on different Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If certificates for Notes that are not tendered or accepted for payment pursuant to the Tender Offers are to be registered in the name of, or payments are to be made to, a person other than the person whose signature is on the applicable Letter of Transmittal, then certificates for such Notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner or owners appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an Eligible Institution.

     If a Letter of Transmittal is signed by a person other than the registered holder(s) of Notes tendered thereby, then, in order to validly tender such Notes pursuant to the Tender Offers, such Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such registered holder(s) appear(s) on the Notes, with the signature(s) on such Notes or instruments of transfer guaranteed by a Medallion Signature Guarantor or any other Eligible Institution. In addition, such tender of Notes must be accompanied by a valid proxy of or a Consent signed by such registered holder(s) guaranteed by a Medallion Signature Guarantor or any other Eligible Institution, since Notes may not be tendered without also delivering a Consent with respect to such Notes, and only registered holders are entitled to deliver Consents.

     No alternative, conditional, irregular or contingent tenders or Consents will be accepted. By executing the Letter of Transmittal (or facsimile thereof) or transmitting an Agent's Message, the tendering holders of Notes waive any right to receive any notice of the acceptance for payment of their Notes.

     Tendering holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments or substitute certificates evidencing Notes for amounts not tendered or not accepted for payment are to be issued or sent, if different from the name and address of the person signing such Letter of Transmittal. In the case of payment or issuance in a different name, the employer identification or social security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given such payments, or Notes not tendered or not accepted, as the case may be, will be returned to the registered holder of Notes tendered at the address listed in the register maintained by the applicable Trustee for such Notes (or, in the case of Notes tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth under " -- Procedures for Tendering Notes and Giving Consents," such Notes will be credited to the account maintained at DTC from which such Notes were delivered).

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of tendered Notes pursuant to the procedures described above will be determined by Fort Howard in its sole discretion, whose determination will be final and binding. Fort Howard reserves the absolute right to reject any or all tenders of Notes determined by it not to be in proper form or the acceptance of which may, in the opinion of counsel for Fort Howard, be unlawful. Fort Howard also reserves the absolute right, in its sole discretion, subject to applicable law, to waive any of the conditions of the Tender Offers as set forth under " -- Conditions to the Tender Offers" or any defects or irregularities of any tender as to Notes, whether or not similar defects or irregularities are waived in the case of other tendered Notes. Fort Howard's interpretation of the terms and conditions of the Tender Offers (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as Fort Howard shall determine. None of Fort Howard, the Depositary, the Information Agent, DTC and the Dealer Manager shall be under any duty to give notification of defects or irregularities in any tenders or shall incur liabilities for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the applicable Expiration Time.

     TRANSFER TAXES. Fort Howard will pay all transfer taxes, if any, applicable to the transfer and sale of Notes to it pursuant to the Tender Offers. If, however, substitute Notes for amounts not tendered or accepted for payment are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer or sale of Notes to Fort Howard pursuant to the Tender Offers, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. U.S. federal income tax law requires that a holder of tendered Notes that have been accepted for payment must provide the Depositary (as payor) with such holder's correct taxpayer identification number, which, in the case of a holder who is an individual, is his or her social security number, or otherwise establish a basis for an exemption from backup withholding. Exempt holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. If the Depositary is not provided with the correct taxpayer identification number or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the Internal Revenue Service (the "IRS") and amounts paid to the holder under a Tender Offer may be subject to 31% backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained by such holder from the IRS.

     To prevent backup U.S. federal income tax withholding, each tendering holder of Notes must complete the IRS Substitute Form W-9 provided in the Letter of Transmittal and provide either (1) his or her correct taxpayer identification number and certain other information under penalties of perjury, or (2) an adequate basis for an exemption. For a discussion of other federal income tax consequences to holders, see "Certain U.S. Federal Income Tax Considerations."

CONDITIONS TO THE TENDER OFFERS

     Notwithstanding any other provision of any of the Tender Offers (or any extensions or amendments thereof) and in addition to (and not in limitation of) Fort Howard's right to extend or amend any Tender Offer at any time in its sole discretion, Fort Howard will not be required to accept or pay for any Notes tendered and may terminate any Tender Offer at any time in its sole discretion and may, subject to Rule 14 e-1 under the Exchange Act, postpone the acceptance of any Notes tendered pursuant to any of the Tender Offers or delay the payment for Notes accepted for purchase, if, at or prior to the applicable Expiration Time, any one of the following conditions has not been satisfied:

     (1) the Requisite Consent Condition shall not have been satisfied;

     (2) the Minimum Tender Condition shall not have been satisfied;

     (3) the Financing Condition shall not have been satisfied;

     (4) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to any of the Tender Offers or the Consent Solicitations by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of any of the Tender Offers or the Consent Solicitations or might directly or indirectly prohibit, prevent, restrict or delay consummation of, or otherwise adversely affects in any material manner, any of the Tender Offers or the Consent Solicitations or (b) in the sole judgment of Fort Howard, could materially adversely affect the business, financial condition, income, operations, properties, assets, liabilities or prospects of Fort Howard and its subsidiaries, taken as a whole, or Fort James and its subsidiaries, taken as a whole, in each case before and after giving effect to the Tender Offers and the Consent Solicitations, or materially impair the contemplated benefits of the Tender Offers and the Consent Solicitations to Fort Howard or Fort James;

     (5) there shall have occurred or be likely to occur any event affecting the business or financial affairs of Fort Howard or any of its subsidiaries or Fort James or any of its subsidiaries, that, in the sole judgment of Fort Howard, would or might prohibit, prevent, restrict or delay consummation of any of the Tender Offers or the Consent Solicitations or that will, or is reasonably likely to, materially impair the contemplated benefits of the Tender Offers and the Consent Solicitations to Fort Howard or Fort James;

     (6) there shall have occurred (a) any general suspension of or limitation on trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory), (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of war, armed hostilities or other national or international crisis directly or indirectly relating to the United States, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (f) any significant adverse change in United States securities or financial markets generally, or, in the case of any of the foregoing existing at the time of the commencement of the Tender Offers, a material acceleration or worsening thereof; or

     (7) any of the Trustees shall have objected in any respect to, or taken any action that could, in the sole judgment of Fort Howard, adversely affect the consummation of any of the Tender Offers or the Consent Solicitations or the ability of Fort Howard to effect the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Fort Howard in soliciting the Consents to the Proposed Amendments to the Indentures (including the forms thereof) or in making of the Tender Offers.

The foregoing conditions are for the sole benefit of Fort Howard and may be waived by Fort Howard, in whole or in part, in its sole discretion. Any determination made by Fort Howard concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

WITHDRAWAL RIGHTS

     Tenders of Notes may be withdrawn, and the concurrent Consents may be revoked, at any time prior to the applicable Consent Time (but not thereafter, except as otherwise described below). A valid withdrawal of tendered Notes effected prior to the applicable Consent Time shall be deemed a concurrent revocation of the related Consent. In order for a holder to revoke a Consent, such holder must withdraw the related tendered Notes. IF, AFTER ANY APPLICABLE CONSENT TIME, FORT HOWARD REDUCES EITHER (1) THE PRINCIPAL AMOUNT OF NOTES SUBJECT TO THE RELATED TENDER OFFER OR (2) THE RELATED TENDER OFFER CONSIDERATION, THEN PREVIOUSLY TENDERED NOTES MAY BE VALIDLY WITHDRAWN UNTIL THE EXPIRATION OF TEN BUSINESS DAYS AFTER THE DATE THAT NOTICE OF ANY SUCH REDUCTION IS FIRST PUBLISHED, GIVEN OR SENT TO HOLDERS BY FORT HOWARD. In addition, tenders of Notes may be validly withdrawn if the applicable Tender Offer is terminated without any Notes being purchased thereunder.

     For a withdrawal to be effective prior to the Consent Time, (1) a written notice must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase or (2) the appropriate procedures of DTC's ATOP system must be complied with. Any such notice of withdrawal must (a) specify the name of the person having deposited the Notes to be withdrawn, (b) identify the Notes to be withdrawn including the certificate number or numbers (unless the Notes were tendered by book-entry transfer, in which case the name and number of the account at DTC to be credited with the withdrawn Notes must be specified) and principal amount of such Notes, (c) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by a bond power, and a properly completed irrevocable proxy, in each case in the name of the person withdrawing the tender and revoking the Consent, in satisfactory form as determined by Fort Howard in its sole discretion, duly executed by the registered holder, and (d) specify the name in which such Notes are to be registered, if different from the person who tendered such Notes, pursuant to such documents of transfer. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

     Withdrawal of Notes (and the concurrent revocation of Consents) can only be accomplished in accordance with the foregoing procedures.

     Any permitted withdrawals of tenders of Notes may not be rescinded, and any Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offers; provided, however, that withdrawn Notes may again be tendered by following the procedures for tendering at or prior to the applicable Expiration Time.

     Any Notes that have been tendered for purchase but which are withdrawn will be returned to the holder thereof without cost to such holder or, in the case of Notes tendered by book-entry transfer into the Depositary's accounts at DTC pursuant to the book-entry transfer procedures described above, such Notes will be credited to an account maintained with DTC for the Notes as soon as practicable after withdrawal.

     ALL QUESTIONS AS TO THE VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY FORT HOWARD, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF FORT HOWARD, THE DEPOSITARY, DTC, THE DEALER MANAGER AND ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL, OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

PURPOSE OF THE TENDER OFFERS, CONSENT SOLICITATIONS AND DEBT REFINANCING PLAN

     The purpose of the Tender Offers is to acquire all of the outstanding Notes. The purpose of the Consent Solicitations and the Proposed Amendments is to eliminate or modify certain covenants and other provisions contained in the Indentures so that any non-tendered Notes do not restrict the future financial and operating flexibility of Fort James and Fort Howard.

     The maximum amount of funds required by Fort Howard to purchase all the outstanding Notes pursuant to the Tender Offers will not be known until the expiration of each Tender Offer; however, assuming that 100% of the Notes are purchased, and based on the yield on the applicable Reference Security prevailing as of 3:00 p.m., New York City time, on Thursday, September 4, 1997, the maximum amount of funds required to purchase all the Notes would be approximately $1,583.5 million (excluding Accrued Interest).

     The Tender Offers and Consent Solicitations are one component of a plan to refinance an aggregate of approximately $2.3 billion principal amount of debt of James River and Fort Howard in connection with the Merger. The Merger became effective on August 13, 1997. As a result of the Merger, Fort Howard became a wholly-owned subsidiary of James River. In connection with the Merger, James River was renamed "Fort James Corporation."

     At the time of the Merger, as the first step in the Debt Refinancing Plan, Fort James and Fort Howard entered into the New Credit Facility and borrowed $666 million thereunder to replace certain of the pre-Merger James River and Fort Howard bank credit facilities. In addition, as part of the Debt Refinancing Plan and concurrently with the Tender Offers, pursuant to the Fort James Notes Offering, Fort James intends to make a public offering of up to $600 million aggregate principal amount of Fort James Senior Notes. The proceeds of the borrowings under the New Credit Facility and the Fort James Notes Offering will be used for general corporate purposes, including to finance the purchase of the Notes by Fort Howard pursuant to the Tender Offers.

     It is a condition to consummation of the Tender Offers that, among other things, the Fort James Notes Offering described above be consummated and that the additional amounts necessary to consummate the Tender Offers be available for borrowing under the New Credit Facility.

DEALER MANAGER

     Fort Howard has engaged Morgan Stanley to act as exclusive Dealer Manager and Solicitation Agent in connection with the Tender Offers and the Consent Solicitations and to provide certain financial advisory services to Fort Howard in connection therewith. Any holder who has questions concerning the terms of the Tender Offers or the Consent Solicitations may contact the Dealer Manager at the address and telephone number set forth on the back cover page of this Offer to Purchase.

     Fort Howard has agreed to pay the Dealer Manager pre-determined compensation for the Dealer Manager's financial advisory services and to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel. Fort Howard has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Manager has provided in the past, and currently is providing, other investment banking and financial advisory services to Fort Howard and its affiliates. Morgan Stanley acted as financial advisor to Fort Howard in connection with the Merger and is acting as an underwriter in connection with the Fort James Notes Offering. In addition, Morgan Stanley, Dean Witter, Discover & Co., of which Morgan Stanley is a wholly-owned subsidiary, owns beneficially approximately 5% of the outstanding common stock of Fort James.

DEPOSITARY

     The Bank of New York has been appointed as Depositary for the Tender Offers. Letters of Transmittal and all correspondence in connection with the Tender Offers should be sent or delivered by each holder or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone numbers set forth on the back cover page of this Offer to Purchase.

     Any holder who has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the address and telephone numbers set forth on the back cover page of this Offer to Purchase.

INFORMATION AGENT

     D.F. King & Co., Inc. has been appointed as Information Agent for the Tender Offers. Requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notices of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offer to Purchase. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offers.

TRUSTEES

     Norwest Bank of Wisconsin, N.A. is serving as trustee under the 9 1/4% Senior Notes Indenture and the 8 1/4% Senior Notes Indenture. The Bank of New York is serving as trustee under the 9% Senior Subordinated Notes Indenture, and United States Trust Company of New York is serving as trustee under the 10% Subordinated Notes Indenture.

FEES AND EXPENSES

     Fort Howard will pay the Depositary and the Information Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. Fort Howard will also pay brokerage houses and other custodians, nominees, and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Notes, and in handling or forwarding tenders for their customers.

                              DESCRIPTION OF NOTES

     The following description sets forth certain terms and conditions of the Notes. This description does not purport to be complete and is qualified in its entirety by reference to the Indentures and the respective Supplemental Indentures in respect of the Notes. Copies of the Indentures and the Supplemental Indentures thereto are available for inspection at the principal office of The Bank of New York.

THE SENIOR NOTES

  8 1/4% Senior Notes due 2002 (the "8 1/4% Senior Notes")

     As of August 31, 1997, the outstanding principal amount of the 8 1/4% Senior Notes was $100,000,000. The 8 1/4% Senior Notes mature on February 1, 2002 and bear interest at 8 1/4% per annum, with interest payable on February 1 and August 1 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 8 1/4% Senior Notes are not subject to any sinking fund. The 8 1/4% Senior Notes are not redeemable at the option of Fort Howard prior to maturity.

  9 1/4% Senior Notes due 2001 (the "9 1/4% Senior Notes")

     As of August 31, 1997, the outstanding principal amount of the 9 1/4% Senior Notes was $450,000,000. The 9 1/4% Senior Notes mature on March 15, 2001 and bear interest at 9 1/4% per annum, with interest payable on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. The 9 1/4% Senior Notes are not subject to any sinking fund. The 9 1/4% Senior Notes are not redeemable at the option of Fort Howard prior to maturity.

THE SUBORDINATED NOTES

  9% Senior Subordinated Notes due 2006 (the "9% Senior Subordinated Notes")

     As of August 31, 1997, the outstanding principal amount of the 9% Senior Subordinated Notes was $618,097,000. The 9% Senior Subordinated Notes mature on February 1, 2006 and bear interest at 9% per annum, with interest payable on February 1 and August 1 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. Fort Howard may redeem the 9% Senior Subordinated Notes at its option commencing on February 1, 1999 at 104.50% of the outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date, decreasing to 102.25% on and after February 1, 2000 and to 100.0% on February 1, 2001 and thereafter. The 9% Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all amounts payable under senior indebtedness (as defined in the 9% Senior Subordinated

Note Indenture), including the 8 1/4% Senior Notes and the 9 1/4% Senior Notes, with respect to the payments of the principal of, premium, if any, and interest.

  10% Subordinated Notes due 2003 (the "10% Subordinated Notes")

     As of August 31, 1997, the outstanding principal amount of the 10% Subordinated Notes was $298,500,000. The 10% Subordinated Notes mature on March 15, 2003 and bear interest at 10% per annum, with interest payable on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year of twelve 30-day months. Fort Howard may redeem the 10% Subordinated Notes at its option commencing on March 15, 1998 at 105.00% of the outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date, decreasing to 103.75% on and after March 15, 1999, to 102.50% on and after March 15, 2000, to 101.25% on and after March 15, 2001 and to 100% on March 15, 2002 and thereafter. The 10% Subordinated Notes are subordinated in right of payment to the prior payment in full of all amounts payable under Senior Indebtedness (as defined in the 10% Subordinated Note Indenture), including the 8 1/4% Senior Notes, the 9 1/4% Senior Notes and the 9% Senior Subordinated Notes, with respect to the payments of the principal of, premium, if any, and interest.

                             CERTAIN CONSIDERATIONS

     The following considerations, in addition to the other information described elsewhere herein or incorporation herein by reference, should be carefully considered by each holder of Notes before deciding whether to participate in the Tenders Offers. Holders should also see "Certain U.S. Federal Income Tax Consequences" for a discussion of certain tax issues that should be considered and "The Proposed Amendments" set forth herein for a description of the Proposed Amendments in considering the consequences of the adoption thereof.

POTENTIAL ADVERSE EFFECTS OF THE PROPOSED AMENDMENTS ON NON-TENDERING HOLDERS OF NOTES

     ELIMINATION OF RESTRICTIVE COVENANTS. Notes not purchased pursuant to the Tender Offers will remain outstanding obligations of Fort Howard, which is a wholly-owned subsidiary of Fort James. If the Requisite Consents are received and the Supplemental Indentures are executed and the Proposed Amendments become operative, certain of the principal restrictive covenants contained in the Indentures will be amended or eliminated, thereby increasing Fort Howard's financial and operating flexibility. The Indentures, as so amended, will continue to govern the terms of all Notes issued pursuant thereto that remain outstanding after the consummation of the Tender Offers. The elimination (or, in certain cases, amendment) of these restrictive covenants and other provisions would permit Fort Howard to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments that would otherwise not have been permitted. As a result, the changes to the Indentures effected by the Supplemental Indentures may increase the credit risk to non-tendering holders and may otherwise adversely affect the interests of non-tendering holders. See "The Proposed Amendments."

     LEVERAGE AND DEBT SERVICE. Pursuant to the New Credit Facility, Fort Howard will continue to be a co-obligor with respect to borrowings by Fort James until such time as at least 75% of the aggregate principal amount of Notes outstanding are tendered into, and accepted for payment, in the Tender Offers or otherwise retired, and Fort Howard repays all of its own borrowings under the New Credit Facility (the "75% Tender Condition") and elects to cease to be a borrower thereunder. This could result in Fort Howard's becoming obligated with respect to substantial additional debt. As a result of the Proposed Amendments, the Indentures would place no limit on such incremental indebtedness.

     As of August 31, 1997, Fort Howard had $2.3 billion principal amount of long-term debt outstanding. As of August 31, 1997, an additional $1.8 billion was available for borrowing by Fort James and Fort Howard under the New Credit Facility. Unless the 75% Tender Condition is satisfied, Fort Howard would be a co-obligor with respect to any such incremental borrowings by Fort James under the New Credit Facility. On a pro forma basis as of June 30, 1997, giving effect to the Merger and the Debt Refinancing Plan (including the repayment by Fort Howard of its obligations under the New Credit Facility), Fort Howard would have outstanding long-term debt obligations of approximately $2.5 billion.

POTENTIAL ADVERSE EFFECTS OF TENDER OFFERS ON MARKET FOR NOTES NOT TENDERED

     The trading market for Notes that are not tendered and accepted for payment could become more limited due to the reduction in the amount of Notes outstanding after the Tender Offers, which might adversely affect the liquidity and market price of such Notes. While the Notes are currently traded over-the-counter, the market for the Notes that remain outstanding may be even more limited. As a result, such Notes may trade at a discount (or a premium) depending on prevailing interest rates, the market for securities with similar credit features, the performance of Fort Howard and other factors. Furthermore, the prices at which any such trading occurs in the Notes could be extremely volatile if the amount of such Notes outstanding after the Tender Offers is substantially reduced. There can be no assurance that an active market in such Notes will continue following consummation of the Tender Offers and no assurance as to the prices at which such Notes may trade.

REPORTING REQUIREMENTS

     Upon consummation of the Tender Offers, it is possible (depending in part upon the number of holders of untendered Notes) that Fort Howard will no longer be subject to the information reporting requirements of the Exchange Act, in which case Fort Howard does not intend to provide financial information to the holders of Notes. While Fort James will be subject to such reporting requirements, Fort James will not be an obligor with respect to the Notes which will remain the sole obligation of Fort Howard, a wholly-owned subsidiary of Fort James.

                            THE PROPOSED AMENDMENTS

     It is a condition to participation in the Tender Offers that each holder of Notes consent to the Proposed Amendments with respect thereto. The Proposed Amendments are being presented as a single unified proposal with respect to each Indenture.

     Although each Supplemental Indenture will be executed prior to acceptance of Notes under the related Tender Offer, the Proposed Amendments set forth in the Applicable Supplemental Indenture will not become operative until after the receipt of the applicable Requisite Consents and upon acceptance for payment, and payment for, all Notes relating to such Consents. If the Proposed Amendments with respect to an Indenture become operative, the holders of Notes issued under such Indenture that remain outstanding after consummation of the Tender Offers will be bound by the Applicable Supplemental Indenture regardless of whether they consented to the Proposed Amendments. See "Certain Considerations."

     The following sets forth a brief description, of the Proposed Amendments to each Indenture for which Consents are being sought pursuant to the Consent Solicitations. The summaries of provisions of the Indentures set forth below are qualified in their entireties by reference to the text of (1) the Proposed Amendments to the 8 1/4% Senior Notes Indenture included as Annex I hereto (which is also illustrative of the text of the Proposed Amendments to the 9 1/4% Senior Notes Indenture) and (2) the Proposed Amendments to the 9% Senior Subordinated Notes Indenture included as Annex II hereto (which is also illustrative of the text of the Proposed Amendments to the 10% Subordinated Notes Indenture), and to the full and complete terms contained in the proposed Supplemental Indentures. Capitalized terms appearing below in the amendments to a particular Indenture have the meanings assigned to such terms in such Indenture.

ELIMINATION OF COVENANTS

     The Proposed Amendments would eliminate the following covenants from the respective Indentures as follows:

      (1) The covenant entitled "Limitation on Indebtedness" (Section 3.03 of each Indenture). Such elimination would permit Fort Howard to incur substantial amounts of additional Indebtedness without being required to meet the Interest Coverage Ratio specified in the Indentures, and would permit Fort Howard's Subsidiaries to incur substantial additional Indebtedness;

      (2) The covenant entitled "Limitation on Restricted Payments" (Section
          3.04 of each Indenture). Such elimination would permit each of Fort Howard and its Subsidiaries to make Restricted Payments, regardless of its default status, its ability to incur additional debt or the aggregate amount of the Restricted Payment, including: (a) paying certain dividends or making certain other distributions on its

          Capital Stock, (b) purchasing, redeeming, defeasing or otherwise acquiring or retiring for value certain of its Capital Stock, (c) repaying principal or redeeming, defeasing or otherwise acquiring or retiring for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes, and (d) making Investments in Unrestricted Subsidiaries of Fort Howard under certain circumstances;

      (3) The covenant entitled "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" (Section 3.05 of each Indenture). Such elimination would permit Fort Howard and any of its Subsidiaries to create consensual encumbrances or restrictions on the ability of any Subsidiary to: (a) pay dividends or make any other distributions on Capital Stock of any such Subsidiary, (b) pay any Indebtedness owed to Fort Howard or any of its Subsidiaries, (c) make any loans or advances to Fort Howard or any of its Subsidiaries or (d) transfer any of its property or assets to Fort Howard or any of its Subsidiaries;

      (4) The covenant entitled "Limitation on the Issuance of Capital Stock of Domestic Restricted Subsidiaries" (Section 3.06 of the 8 1/4% Senior Notes Indenture and the 9 1/4% Senior Notes Indenture). Such elimination would permit Subsidiaries of Fort Howard to issue or sell shares of Capital Stock in an unlimited amount;

      (5) The covenant entitled "Limitations on Transactions with Shareholders and Affiliates" (Section 3.07 of each Indenture). Such elimination would permit Fort Howard or any of its Subsidiaries to enter into transactions with any holder of 5% or more of any class of Capital Stock of Fort Howard or any of its Subsidiaries or with any Affiliate of Fort Howard or any of its Subsidiaries even if the terms of such transaction are less favorable to Fort Howard or such Subsidiary than would be obtained from an unrelated third person in a comparable transaction;

      (6) The covenant entitled "Limitation on Liens" (Section 3.08 of each Indenture). Such elimination would permit Fort Howard and any of its Subsidiaries to create or assume Liens without limitation;

      (7) The covenant entitled "Limitation on Asset Sales" (Section 3.09 of each Indenture). Such elimination would permit Fort Howard and its Subsidiaries to sell assets without being required to make an Excess Proceeds Offer for the Notes;

      (8) The covenant entitled "Limitation of Sale-Leaseback Transactions" (Section 3.10 of the 8 1/4% Senior Notes Indenture and the 9 1/4% Senior Notes Indenture). Such elimination would permit Fort Howard and any of its Subsidiaries to engage in any sale-leaseback transaction without regard to the percentage of Adjusted Consolidated Assets involved in such transaction;

      (9) The covenant entitled "Payment of Taxes and Other Claims" (Section
          3.12 of the 8 1/4% Senior Notes Indenture and the 9 1/4% Senior Notes Indenture and Section 3.11 of the 9% Senior Subordinated Notes Indenture and the 10% Subordinated Notes Indenture). Such elimination would permit Fort Howard to neglect to pay taxes, assessments and governmental charges as well as certain types of claims with respect to labor and supplies that, if unpaid, might by law become a Lien;

     (10) Portions of the covenant entitled "Commission Reports and Reports to Holders" (Section 3.16 of the 8 1/4% Senior Notes Indenture and the
          9 1/4% Senior Notes Indenture and Section 3.15 of the 9% Senior Subordinated Notes Indenture and the 10% Subordinated Notes Indenture). Such elimination would require Fort Howard to provide the Trustee only with such reports as it may be required to file with the SEC, and would remove the requirement that Fort Howard provide holders with quarterly and annual reports even if not filed with the SEC; and

     (11) The covenant entitled "Limitation of Additional Tiers of Senior Subordinated Indebtedness" (Section 3.06 of the 9% Senior Subordinated Notes Indenture) and the covenant entitled "Limitation on Additional Tiers of Subordinated Indebtedness" (Section 3.06 of the 10% Senior Subordinated Notes Indenture). Such elimination would permit Fort Howard to incur Indebtedness which is subordinated to Senior Indebtedness but senior to the applicable Notes.

AMENDMENT OF PROVISIONS OF INDENTURES

     The Proposed Amendments would amend the following provisions of each
Indenture:

          Amendment of Section 4.01. Section 4.01 of the Indenture ("When Company May Merge, Etc.") is the successor company provision. The Proposed Amendments would delete the prohibition on a merger or consolidation involving Fort Howard, or a sale of all or substantially all of the assets of Fort Howard, if the surviving or transferee person would not meet a specified Interest Coverage Ratio or have a specified adjusted Consolidated Net Worth.

DELETION OF CERTAIN PROVISIONS

     The Proposed Amendments would delete those definitions or portions of definitions from each Indenture when references to such definitions would be eliminated as a result of the foregoing.

     The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the more complete description of the Proposed Amendments attached as Annexes I and II to this Offer to Purchase. Holders of Notes should consider the effect of the Proposed Amendments on their position as such holders if their Notes are not purchased pursuant to the Tender Offers. See "Certain Considerations."

     THE PROPOSED AMENDMENTS CONSTITUTE A SINGLE PROPOSAL WITH RESPECT TO EACH INDENTURE AND A TENDERING AND CONSENTING HOLDER MUST CONSENT TO THE PROPOSED AMENDMENTS WITH RESPECT TO EACH INDENTURE AS AN ENTIRETY AND MAY NOT CONSENT SELECTIVELY WITH RESPECT TO CERTAIN OF THE PROPOSED AMENDMENTS.

     The elimination and modification effected by the Applicable Supplemental Indenture of the covenants and other provisions set forth in the applicable Indenture will not become operative unless and until the Notes under such Indenture are accepted for purchase by Fort Howard.

     IF THE PROPOSED AMENDMENTS WITH RESPECT TO AN INDENTURE BECOME EFFECTIVE, THEY WILL APPLY TO ALL NOTES ISSUED UNDER SUCH INDENTURE AND EACH HOLDER OF SUCH NOTES THAT ARE NOT PROPERLY TENDERED AND ACCEPTED FOR PAYMENT HEREUNDER WILL BE BOUND BY SUCH PROPOSED AMENDMENTS REGARDLESS OF WHETHER SUCH HOLDER CONSENTED TO THE PROPOSED AMENDMENTS. THE NOTES THAT ARE NOT TENDERED AND ACCEPTED FOR PAYMENT PURSUANT TO THE TENDER OFFERS WILL REMAIN OBLIGATIONS OF FORT HOWARD.

     Pursuant to the terms of each Indenture, the Proposed Amendments require the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes under such Indenture, excluding for such purposes any Notes owned at the time by Fort Howard or any of its affiliates.

     The valid tender by a holder of Notes pursuant to the Tender Offers will be deemed to constitute the giving of a Consent by such holder to the Proposed Amendments with respect to such Notes.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain anticipated U.S. federal income tax consequences of the Tender Offers and the Consent Solicitations to holders of Notes ("Holders"). This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's particular circumstances, or to certain types of Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular Holders. Further, this summary assumes that Holders hold their Notes as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

     EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES TO IT OF THE TENDER OFFERS AND THE CONSENT SOLICITATIONS.

TAX CONSIDERATIONS FOR TENDERING AND CONSENTING HOLDERS

     A sale of Notes by a Holder pursuant to any of the Tender Offers will be a taxable transaction to such Holder for U.S. federal income tax purposes. A Holder generally will recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (1) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued interest, which will be taxed as ordinary income, and (2) the Holder's "adjusted tax basis" for such Note at the time of sale. Such capital gain or loss will be long-term if the Holder held the Note for more than eighteen months at the time of such sale. Generally, a Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such Holder, less payments (other than interest payments) received on the Notes. If applicable, a Holder's tax basis in a Note also would be increased by any market discount previously included in income by such Holder pursuant to an election to include market discount in gross income currently as it accrues, and would be reduced by the accrual of amortizable bond premium which the Holder has previously elected to deduct from gross income on an annual basis.

     Although the matter is not free from doubt, Fort Howard intends to treat the Consent Payments for U.S. federal income tax purposes as additional cash received in exchange for a Holder's Note. If the Consent Payment were treated as a separate fee for consenting to the related Proposed Amendments, it is possible that such amount would be taxable as ordinary income to such Holder (rather than as sale proceeds, discussed above).

     An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of the "face amount" of such Note over the Holder's tax basis in such Note immediately after its acquisition by such Holder. In general, unless the Holder has elected to include market discount in income currently as it accrues, any gain realized by a Holder on the sale of a Note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) while such Note was held by the Holder.

TAX CONSIDERATIONS FOR NON-TENDERING HOLDERS

     A Holder who does not participate in the Tender Offers should not recognize any income, gain, or loss for U.S. federal income tax purposes as a result of the Proposed Amendments. The Internal Revenue Service (the "IRS") could assert, however, that, as a result of the modifications to the Notes pursuant to the Proposed Amendments, a Holder who retains its Notes should be treated as having exchanged, within the meaning of section 1001 of the Code, its Notes for new Notes (the "New Notes") in a taxable transaction.

     In such an exchange, such Holder would realize taxable gain or loss equal to the difference between the amount deemed realized by such Holder in the deemed exchange and its tax basis in the Notes deemed to have been surrendered. A Holder's amount deemed realized would likely be the issue price of the New Notes, which would likely be the principal amount of the New Notes. If the Notes are "publicly traded" within the meaning of the applicable Treasury Regulations, however, the issue price of the New Notes (and a Holder's amount deemed realized) would be the fair market value of the Notes at the time the exchange is deemed to occur. Nevertheless, the exchange would probably constitute a tax-free recapitalization, in which a Holder would recognize no loss and would recognize gain only to the extent, if any, of the fair market value of the excess of the "principal amount" (within the meaning of section 354 of the Code) of the New Notes over the "principal amount" of the Notes. If the exchange did not constitute a tax-free recapitalization, a Holder would recognize all of the realized gain or loss, and all or a portion of any recognized gain would be subject to ordinary income treatment if the Holder acquired its Notes at a market discount.

     If the Proposed Amendments constitute an exchange for U.S. federal income tax purposes, the Notes are "publicly traded" and the New Notes have an issue price (i.e., fair market value) that is less than their principal amount, the New Notes would generally have original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, each Holder of a New Note would generally be required to include OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the Holder is a cash or accrual basis taxpayer).

BACKUP WITHHOLDING

     The receipt of the Tender Offer Consideration and a Consent Payment by a Holder who tenders its Notes may be subject to backup withholding at the rate of 31% with respect to such payments unless such Holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Holder's U.S. federal income tax liability. A Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFERS AND THE CONSENT SOLICITATIONS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER LAWS.

                                  FORT HOWARD
                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                     CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth selected historical consolidated financial and other data for Fort Howard as of, and for each of the three years in the period ended, December 31, 1996, and as of, and for the six-month periods ended, June 30, 1997 and 1996. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Fort Howard's Annual Report on Form 10-K for the year ended December 31, 1996, and the unaudited consolidated interim financial statements contained in Fort Howard's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, including the notes thereto, incorporated by reference into this document. See "AVAILABLE INFORMATION; INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     The following table also sets forth selected pro forma consolidated financial data of Fort Howard as of June 30, 1997, for the year ended December 31, 1996, and the six months ended June 30, 1997, which give effect to (1) borrowings under the New Credit Facility, (2) the Fort James Notes Offering and
(3) the Tender Offers, assuming 100% of the Fort Howard Debt Securities are purchased, as if such events had occurred as of June 30, 1997 (in the case of balance sheet data) and as of January 1, 1996 (in the case of statement of operations data, per share data and other data).

     Fort Howard is unable to predict the exact aggregate principal amount of the Notes that may be tendered and accepted for payment in the Tender Offers. To the extent that the amount tendered and accepted is less than 100% of the total outstanding principal amount of the Notes, Fort Howard will decrease its borrowings under the New Credit Facility by such amount of principal and the related tender and consent fees. Fort Howard believes that the assumptions made with respect to such events provide a reasonable basis on which to present the pro forma financial data. The unaudited pro forma consolidated financial and other data are provided for informational purposes only and should not be construed to be indicative of Fort Howard's consolidated financial position or results of operations had such events been consummated on the dates assumed. Fort Howard's actual consolidated financial position and results of operations in future periods will be affected by various factors, many of which are beyond its control, including the impact of restructuring charges in connection with the Merger and the Debt Refinancing Plan. The range of amounts of such restructuring charges cannot be reasonably estimated until an analysis of the newly combined operations is completed and a detailed restructuring plan is developed. The pro forma statements do not, therefore, project Fort Howard's financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial and other data and accompanying notes should be read in conjunction with the consolidated financial statements and accompanying notes incorporated herein by reference.

                                  FORT HOWARD
                            SELECTED HISTORICAL AND
           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                FISCAL YEAR                                           SIX MONTHS
                          --------------------------------------------------------      ---------------------------------------
                                                                            PRO                                         PRO
                                                                           FORMA                                       FORMA
                            1994            1995            1996          1996 (A)        1996          1997         1997 (A)
                          ---------       ---------       ---------       --------      --------      ---------      ---------
STATEMENT OF OPERATIONS
  DATA:
  Net sales............   $ 1,274.4       $ 1,620.9       $ 1,580.8       $1,580.8      $  788.1      $   812.2      $   812.2
  Income from
    operations.........       276.8           360.1           476.4         476.4          238.9          291.9          291.9
  Interest expense.....       337.7           309.9           259.0         190.0 (d)      137.0          115.0           86.0(d)
  Income (loss) before
    extraordinary
    item...............       (42.1)           33.5           170.7(b)      212.3           63.3          108.6          126.0
  Net income (loss)
    (c)................       (70.3)           14.7           162.6           n/a           60.0          106.7            n/a
  Weighted average
    number of common
    shares and common
    share
    equivalents........        38.1            58.2            70.1          70.1           66.1           74.9           74.9
PER SHARE DATA:
  Income (loss) before
    extraordinary
    item...............   $   (1.11)      $     .57(e)    $    2.44(b)(e) $  3.03 (d)   $    .96      $    1.45      $     1.68(d)
  Net income (loss)
    (c)................       (1.85)            .25(e)         2.32(e)        n/a            .91           1.42            n/a
BALANCE SHEET DATA:
  Total assets.........   $ 1,680.9       $ 1,652.4       $ 1,615.4           n/a       $1,594.6      $ 1,585.8      $ 1,670.6
  Long-term debt.......     3,189.6         2,903.3(e)      2,451.4(e)        n/a        2,598.8        2,332.2        2,530.0
  Common shareholders'
    deficit............    (2,148.4)       (1,838.4)(e)    (1,454.8)(e)       n/a       (1,573.0)      (1,310.2)      (1,418.6) (d)
OTHER DATA:
  EBITDA (f)...........   $   372.4       $   460.7       $   575.1       $ 575.1       $  288.1      $   342.1      $   342.1
  Capital spending.....        83.6            47.3            73.4          73.4           24.4           44.4           44.4
  Depreciation and
    amortization.......        95.7            98.9           101.7         101.7           50.2           51.6           51.6
  Ratio of EBITDA to
    interest expense...        1.10            1.49            2.22          3.03           2.10           2.97           3.98

---------------

(a) The unaudited pro forma consolidated statement of operations data, per share data and other data give effect to the following transactions and events as if they had occurred on January 1, 1996: (1) borrowings under the New Credit Facility; (2) the Fort James Notes Offering at an assumed weighted average interest rate of 7.02%; and (3) the Tender Offers, including the payment of related premiums and assuming 100% of the Notes are purchased. The unaudited pro forma consolidated balance sheet data give effect to the foregoing transactions and events as if they had occurred on June 30, 1997. The pro forma effects include a decrease in interest expense of $68.9 million ($41.7 million after taxes, or $.59 per share), and $29.0 million ($17.5 million after taxes, or $.23 per share), for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively. The pro forma balance sheet data reflects the following pro forma effects as of June 30, 1997: (1) an increase in long-term debt of $197.8 million reflecting the refinancing of debt and the related premium payments; and (2) an extraordinary loss related to the early retirement of debt of $108.4 million (net of income tax benefit of $70.8 million) recorded to common shareholders' deficit. The pro forma effect of any extraordinary loss related to the early retirement of debt pursuant to the Debt Refinancing Plan has not been reflected in the pro forma statement of operations data, per share data and other data for the year ended December 31, 1996. Had the Debt Refinancing Plan occurred at the beginning of 1996, the extraordinary loss would have been $129.3 million (net of income tax benefit of $84.5 million) or $(1.84) per share.

(b) Includes a credit of $36 million (or $.52 per share) for the reversal of previously accrued income taxes related to 1988 financing transactions.

(c) Includes after tax extraordinary losses related to the early retirement of debt.

(d) If Notes representing only 75% in aggregate principal amount of the Notes are purchased pursuant to the Tender Offers, pro forma interest expense would be $201.3 million and $91.8 million, and pro forma income before extraordinary item per share would be $2.93 and $1.64 for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively.

(e) In 1996 and 1995, Fort Howard issued 10 million and 25 million shares of common stock, respectively. Net proceeds of the offerings of $194 million in 1996 and $284 million in 1995 were used to reduce debt.

(f) EBITDA is defined as earnings before extraordinary item, interest, income taxes, depreciation and amortization. Fort Howard believes that EBITDA is a measure commonly used by analysts and investors. Accordingly, this information has been disclosed herein to permit a more complete analysis of operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

                                 CAPITALIZATION

     The following table sets forth the unaudited historical capitalization of Fort Howard as of June 30, 1997, and the unaudited pro forma capitalization of Fort Howard as of June 30, 1997, after giving effect to the Debt Refinancing Plan. See "Selected Historical and Unaudited Pro Forma Consolidated Financial and Other Data." The pro forma information assumes that 100% of the Notes are accepted for payment pursuant to the Tender Offers. The capitalization of Fort Howard should be read in conjunction with the Fort Howard and consolidated subsidiaries financial statements, and notes thereto, and Fort Howard's "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Fort Howard Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated by reference herein, and the Fort Howard and consolidated subsidiaries "Selected Historical and Unaudited Pro Forma Consolidated Financial and Other Data" included elsewhere herein.

                                                                                      AS OF JUNE 30, 1997
                                                                           ------------------------------------------
                                                                            ACTUAL      ADJUSTMENTS(A)    AS ADJUSTED
                                                                           ---------    --------------    -----------
                                                                                         (IN MILLIONS)
Current debt............................................................   $     7.0       $   (0.9)       $     6.1
Long-term debt:
  New Credit Facility...................................................                    1,724.6          1,724.6
  Revolving credit facilities...........................................        63.6          (63.6)
  Advances from Fort James..............................................                      600.0(b)         600.0
  Term Loans A and B....................................................       596.6         (596.6)
  8 1/4% Senior Notes...................................................       100.0         (100.0)
  9 1/4% Senior Notes...................................................       450.0         (450.0)
  9% Senior Subordinated Notes..........................................       618.1         (618.1)
  10% Subordinated Notes................................................       298.5         (298.5)
  Capital lease obligations.............................................       160.2                           160.2
  Other long-term debt..................................................        45.2                            45.2
                                                                           ---------    --------------    -----------
Total long-term debt....................................................     2,332.2          197.8          2,530.0
                                                                           ---------    --------------    -----------
Common shareholders' deficit............................................    (1,310.2)        (108.4)        (1,418.6)
                                                                           ---------    --------------    -----------
  Total capitalization..................................................   $ 1,029.0       $   88.5        $ 1,117.5
                                                                           =========    ==============    ===========

---------------

(a) Reflects the pro forma effects of the Debt Refinancing Plan as of June 30, 1997, including (1) borrowings under the New Credit Facility, (2) the Fort James Notes Offering, (3) the Tender Offers, including the payment of related premiums and assuming 100% of the Notes are purchased, and (4) an extraordinary loss reflecting the early retirement of debt recorded to common shareholders' deficit. If Notes representing only 75% in aggregate principal amount of the Notes are purchased pursuant to the Tender Offers, borrowings under the New Credit Facility would be $1,327.2 million and the extraordinary loss adjustment to common shareholders' deficit would be $(85.9) million.

(b) Advances from Fort James are being funded by the Fort James Notes Offering.

           This page intentionally left blank.

                                   SCHEDULE I

FORMULA TO DETERMINE THE TOTAL CONSIDERATION AND THE TENDER OFFER CONSIDERATION

YLD             =     The Tender Offer Yield equals the sum of (x) the yield to maturity on the Reference
                      Security, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 3:00 p.m., New York
                      City time, on the Price Determination Date, as displayed on the Quotation Report or any recognized quotation source selected by the Dealer Manager in its sole discretion if the
                      Quotation Report is not available or is manifestly erroneous, plus (y) the applicable
                      Fixed Spread, expressed as a decimal number.
CPN             =     the nominal interest rate payable on a Note expressed as a decimal number.
N               =     the number of semi-annual interest payments based on (a) the Redemption Date in the case of the 9% Senior Subordinated Notes or the 10% Subordinated Notes or (b) the Maturity
                      Date in the case of the 8 1/4% Senior Notes or the 9 1/4% Senior Notes, in either case, from (but excluding) the expected Settlement Date to (and including) the Redemption Date or Maturity Date, as the case may be.
S               =     the number of days from and including the most recent date to which interest on the Notes has been paid to (but excluding) the expected Settlement Date. The number of days is computed using the 30/360 day-count method.
CP              =     the applicable Consent Payment.
N               =     summate. The term in the brackets to the right of the summation symbol is separately
(Sigma)               calculated "N" times (substituting for "k" in that term each whole number shown between 1
k=1                   and N, inclusive), and the separate calculations are then added together.
exp             =     exponentiate. The term to the left of "exp" is raised to the power indicated by the term to the right of "exp."
R               =     (x) the Redemption Price in the case of the 9% Senior Subordinated Notes or the 10%
                      Subordinated Notes or (y) the Maturity Price in the case of the 8 1/4% Senior Notes or the 9 1/4% Senior Notes.
TENDER OFFER    =     the purchase price of a Note per $1,000 principal amount of a Note if tender is made
CONSIDERATION         after the Consent Time and does not include Accrued Interest or the Consent Payment. The
                      Tender Offer Consideration is rounded to the nearest cent.
TOTAL           =     the Tender Offer Consideration plus the Consent Payment with respect to a Note per $1,000
CONSIDERATION         principal amount of a Note if tender is made prior to the Consent Time. The Total
                      Consideration is rounded to the nearest cent.

TENDER OFFER    =                                   N
CONSIDERATION                   R              + (Sigma) [         $1,000 (CPN/2)      ]    -$1,000 (CPN/2)(S/180) - CP
                     -----------------------                  -----------------------
                     (1+YLD/2) exp (N-S/180)       k=1   [    (1+YLD/2) exp (k-S/180)  ]

TOTAL           =                                   N
CONSIDERATION                   R              + (Sigma) [         $1,000 (CPN/2)      ]
PLUS                 -----------------------                  -----------------------
ACCRUED              (1+YLD/2) exp (N-S/180)       k=1   [    (1+YLD/2) exp (k-S/180)  ]
INTEREST


                                  SCHEDULE II

                         HYPOTHETICAL PRICING EXAMPLES

     This Schedule provides a hypothetical illustration of the Total Consideration and the Tender Offer Consideration of the Company's 8 1/4% Senior Notes, which is based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Total Consideration and the Tender Offer Consideration, and should not be used or relied upon for any other purpose.

Security:                                   8 1/4% Senior Notes due 2002
Maturity Date/Redemption
  Date:                                     Februrary 1, 2002
Reference Security:                         6 1/4% due February 28, 2002
Fixed Spread:                               0.20%
Assumed Date and Time of
  Acceptance of Tender Offer:               3:00 p.m., New York City time, on Thursday, September 4, 1997
Assumed Settlement Date:                    October 8, 1997
Reference Yield as of Assumed
  Date and Time of Acceptance:              6.21%
YLD                                   =     0.0641
CPN                                   =     0.0825
N                                     =     9
S                                     =     67
R                                     =     $1,000
Tender Offer Consideration            =     $1,053.25
CP                                    =     $15.00
Total Consideration                   =     $1,068.25
Accrued Interest                      =     $15.35
Total Consideration plus              =     $1,083.60
  Accrued Interest

                                                                         ANNEX I

            THE PROPOSED AMENDMENTS TO 8 1/4% SENIOR NOTES INDENTURE

     Holders of Notes who desire to accept the Offer in respect of the 8 1/4% Senior Notes will be deemed to have consented to certain amendments to the Indenture under which such 8 1/4% Senior Notes were issued. The following is a summary of the Proposed Amendments to certain covenants and other provisions of such Indenture. Capitalized terms used herein without definition have the same meanings as set forth in such Indenture.

     If the Proposed Amendments become effective, provisions substantially in the form of the underlined clauses below will be added to the Indenture and the provisions substantially in the form of the italicized clauses below will be deleted from the Indenture. In addition, defined terms in such Indenture that are no longer used in such Indenture (as amended by the applicable Proposed Amendments) will be deleted from the Indenture and cross-references to provisions in the Indenture that have been deleted as a result of the applicable Proposed Amendments will be revised to reflect such deletions.

     The text of the Proposed Amendments described in this Annex I is illustrative of the text of the Proposed Amendments to the 9 1/4% Senior Notes Indenture.

                                  ARTICLE ONE

                   DEFINITIONS AND INCORPORATION BY REFERENCE

     SECTION 1.01. Definitions.

     "Administrative Agent" is defined to mean the Bank Agent under the Bank Credit Agreement or the 1993 Term Loan Agreement, or any successor thereto, [ADD: including the New Bank Credit Agreement.]

     "Bank Agent" is defined to mean Bankers Trust Company as agent for the Banks pursuant to the Bank Credit Agreement or the 1993 Term Loan Agreement, and any successor or successors thereto, [ADD: including The Chase Manhattan Bank, as agent for the Banks pursuant to the New Bank Credit Agreement.]

     "Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of October 24, 1988, among the Company, the Banks party thereto and the Bank Agents party thereto, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements, [ADD: including the New Bank Credit Agreement]; provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be the Bank Credit Agreement under this Indenture only if a notice to that effect is delivered to the Trustee; and provided further that there shall be at any one time only one instrument, together with any related documents (including, without limitation, any Guarantees or security documents), that is the Bank Credit Agreement under this Indenture.

     "Banks" is defined to mean the lenders who are from time to time parties to the Bank Credit Agreement or the 1993 Term Loan Agreement, [ADD: including the lenders who are from time to time parties to the New Bank Credit Agreement].

     "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. [DELETE: For purposes of the definition of "Unrestricted Subsidiary" and Section 3.04, (i) "Investment" shall include the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the

Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.]

     [ADD: "New Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of August 13, 1997, among Fort James Corporation, the Subsidiaries of Fort James Corporation party thereto, the Banks party thereto and The Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements.]

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by such Person and one or more other Subsidiaries of such Person [DELETE: ;$ provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" described below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of this Indenture].

                                 ARTICLE THREE

                                   COVENANTS

     SECTION 3.03. Limitation on Indebtedness.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the Securities (including any agreements pursuant to which the Securities were issued) and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company would be greater than (a) prior to or on December 31, 1996, 1.5:1 and
(b) after December 31, 1996, 1.75:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur each and all of the following:

            (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the sum of the outstanding Indebtedness and the unused commitment under the Bank Credit Agreement and the 1993 Term Loan Agreement as of the Closing Date;

           (ii) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $650 million; provided that (A) the amount of such Indebtedness outstanding at any time of Restricted Subsidiaries under this clause (ii) shall not exceed $200 million and (B) the amount of such Indebtedness outstanding at any time of Domestic Subsidiaries under this clause (ii) shall not exceed $100 million;

           (iii) indebtedness of the Company to any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary of the Company, or of a Restricted Subsidiary to the Company or to any other Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company;

           (iv) Indebtedness issued in exchange for or the net proceeds of which are used to refinance, outstanding Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clauses
     (i), (ii), (vii), (viii) or (x) and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness issued in exchange for or the net proceeds of which are used to refinance the Securities or other Indebtedness of the Company that is subordinated in right of payment to the Securities shall only be permitted under this clause (iv) if (A) in case the Securities are exchanged or refinanced in part, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made pari passu with, or subordinate in right of payment to, the remaining Securities, (B) in case the Indebtedness to be exchanged or refinanced is subordinated in right of payment to the Securities, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Securities at least to the extent that the Indebtedness to be exchanged or refinanced is subordinated to the Securities, and (C) in case the Securities are exchanged or refinanced in part or the Indebtedness to be exchanged or refinanced is subordinated in right of payment to the Securities, such Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Securities and the Average Life of such Indebtedness is equal to or greater than the sum of the remaining Average Life of the Securities, plus six months; provided further that in no event may Indebtedness of the Company that is pari passu with, or subordinated in right of payment to, the Securities be exchanged for or refinanced by means of Indebtedness of any Subsidiary of the Company pursuant to this clause (iv); and provided further that the two foregoing provisos of this clause (iv) shall not be applicable to Indebtedness Incurred in exchange for or to refinance the 12 5/8% Notes, the 10% Notes, the 12 3/8% Debentures or the 14 1/8% Debentures (including in each case redemption or other premiums, consent or other fees, and expenses incurred in connection therewith);

            (v) Indebtedness Incurred by the Company in connection with (x) the repurchase of shares of, or options to purchase shares of, the Common Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) or (y) Guarantees of borrowings made by such Persons exclusively for the purpose of exercising options to purchase or sell such shares of Common Stock and paying any associated tax liability, in each case pursuant to the terms of the form of agreements or plans (or amendments thereto) under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such Common Stock;

           (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary of the Company pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of the Company for the purpose of financing such acquisition;

           (vii) Indebtedness under Guarantees incurred by the Company in respect of obligations of Unrestricted Subsidiaries outstanding at any time in an aggregate amount not to exceed $50 million;

          (viii) Acquired Indebtedness; provided that, at the time of the Incurrence thereof, the Company could Incur at least $1.00 of Indebtedness under the first paragraph of this Section 3.03 and refinancings thereof; provided that such refinancing Indebtedness may not be Incurred by any Person other than the Company or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness;

           (ix) Indebtedness directly Incurred to finance Consolidated Capital Expenditures in an aggregate amount not to exceed in any fiscal year of the Company the amount indicated below:

                                                           Maximum
Fiscal Year                                                Amount
-----------                                             -------------
                                                        (In Millions)
1994.................................................       $250
1995.................................................       $250
1996 and thereafter..................................       $275

     provided, however, that the amount of Indebtedness which may be Incurred in any fiscal year pursuant to this clause (ix) shall be increased by the amount of Indebtedness which could have been Incurred in the prior fiscal year pursuant to this clause (ix) but which was not so Incurred; or

            (x) Indebtedness of the Company outstanding at any time in an aggregate amount not to exceed $175 million; provided that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (A) is expressly made subordinate in right of payment to the Securities at least to the extent the Senior Subordinated Notes are subordinated to the Securities, as provided in Article Eleven of the indenture pursuant to which the Senior Subordinated Notes were issued and (B) provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company (including, without limitation, at the option of the holder thereof, other than an option given to such holder pursuant to an "asset sale" provision that is no more favorable to such holders of such Indebtedness than the provisions contained in Section 3.09 and such Indebtedness specifically provides that the Company will not repurchase or redeem such Indebtedness pursuant to such provision prior to the Company's repurchase of the Securities required to be repurchased by the Company under Section 3.09) at any time prior to the Stated Maturity of the Securities.

     Notwithstanding any other provision of this Section 3.03, (i) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 3.03 shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies, (ii) for purposes of calculating the amount of Indebtedness outstanding at any time under clause (ii) of the second paragraph of this Section 3.03, no amount of Indebtedness of the Company or any Subsidiary of the Company outstanding on the Closing Date shall be considered to be outstanding and (iii) the Company shall not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Securities at least to the extent it is subordinated to such other Indebtedness, except that the Securities shall not be required to become Designated Senior Indebtedness (as defined in the indenture pursuant to which the Senior Subordinated Notes were issued) or its equivalent due solely to the Incurrence of such other Indebtedness in accordance with this clause (iii).

     For purposes of determining any particular amount of Indebtedness under this Section 3.03, (1) Indebtedness Incurred pursuant to the Bank Credit Agreement or the 1993 Term Loan Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this
Section 3.03, (2) Guarantees of, or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph of Section
3.08 shall not be treated as Indebtedness. For purposes of determining compliance with this Section 3.03, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (y) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.]

     SECTION 3.04. Limitation on Restricted Payments.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company, any Restricted Subsidiary or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Securities, or (iv) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 3.03 or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of this Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of the Company (determined by excluding income resulting from the transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 1994 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) received by the Company from the issuance and sale permitted by this Indenture of its Capital Stock (not including Redeemable Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture for cash or other property upon the conversion of any Indebtedness of the Company subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Securities) plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary plus (4) $75 million.

     The foregoing provision shall not take into account, and shall not be violated by reason of:

            (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing provision;

           (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Securities, including premium, if any, with the proceeds of Indebtedness Incurred under the first paragraph of Section 3.03 or clause
     (iv) or (x) of the second paragraph of Section 3.03;

           (iii) the payment of dividends on the Capital Stock of the Company, following any issuance of the Capital Stock of the Company, of up to 6% per annum of the net proceeds received by the Company in such issuance of the Capital Stock of the Company;

           (iv) the repurchase of shares of, or options to purchase shares of, Common Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) pursuant to the terms of the form of agreements or plans (or amendments thereto) under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such Common Stock;

            (v) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock);

           (vi) the acquisition of Indebtedness of the Company that is subordinated in right of payment to the Securities in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock);

           (vii) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 4.01 of this Indenture;

          (viii) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right (as determined in good faith by the Board of Directors) of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders' rights plan (i.e., a "poison pill") adopted for the purpose (determined in good faith by the Board of Directors) of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this Section 3.04 (all as determined in good faith by the Board of Directors);

           (ix) the purchase of shares of Capital Stock of the Company or any Restricted Subsidiary for the purpose of contributing such shares to the Plans, or permitting the Plans to make payments to participants therein in cash rather than shares of Capital Stock of the Company or such Restricted Subsidiary; provided that such purchases do not in any one fiscal year of the Company exceed an aggregate amount of $30 million; or

            (x) the purchase of subordinated Indebtedness pursuant to an "excess proceeds offer" or similar offer after the Company has complied with
     Section 3.09;

and provided that, in the case of clauses (ii) through (iv) and (vi), no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof.]

     SECTION 3.05. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary (other than a Foreign Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer, subject to certain exceptions, any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provision shall not restrict or prohibit any encumbrances or restrictions existing:

            (i) in the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes were issued) or any other agreements in effect on the Closing Date, including extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

           (ii) under any other agreement providing for the Incurrence of Indebtedness; provided that the encumbrances and restrictions in any such agreement are no less favorable in any material respect to the Holders than those encumbrances and restrictions contained in the Bank Credit Agreement, the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes were issued) or the 1993 Term Loan Agreement as of the Closing Date;

           (iii) under or by reason of applicable law;

           (iv) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

            (v) in the case of clause (iv) of the first paragraph of this
     Section 3.05, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary; or

           (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

     Nothing contained in this Section 3.05 shall prevent the Company or any Restricted Subsidiary from (1) entering into any agreement permitting the incurrence of Liens otherwise permitted in Section 3.08 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Subsidiaries that secure Indebtedness of the Company or any of its Subsidiaries].

     SECTION 3.06. Limitation on the Issuance of Capital Stock of Domestic Restricted Subsidiaries.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not permit any Domestic Subsidiary that is a Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except:

           (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company; or

          (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.]

     SECTION 3.07. Limitation on Transactions with Shareholders and Affiliates.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Subsidiary of the Company or with any Affiliate of the Company or any Subsidiary of the Company (other than the Plans), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary of the Company than could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

           (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Subsidiary of the Company from a financial point of view;

           (ii) any transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

          (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; or

           (iv) any Restricted Payments not prohibited by Section 3.04.]

     SECTION 3.08. Limitation on Liens.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Securities and all other amounts due under this Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus the Attributable Indebtedness for all sale-leaseback transactions restricted as described in Section 3.10, does not exceed 15% of Adjusted Consolidated Assets.

     The foregoing limitation does not apply to, and any computation of Indebtedness secured under such limitation shall exclude:

           (i) Liens securing (A) obligations under the Bank Credit Agreement or the 1993 Term Loan Agreement up to the amount of Indebtedness permitted to be Incurred under clause (i) of the second paragraph of Section 3.03 or (B) the Senior Secured Notes up to the amount thereof outstanding on the Closing Date;

           (ii) other Liens existing on the Closing Date;

           (iii) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof);

         (iv) Liens securing Indebtedness (other than subordinated Indebtedness) Incurred under clause (ii) (except that the sum of (A) the amount of Indebtedness Incurred by the Restricted Subsidiaries plus (B) the amount of secured Indebtedness (without duplication of any amount Incurred under subclause (A) of this clause (iv)) shall not exceed $200 million outstanding at any time) or (vi) of the second paragraph of Section 3.03;

           (v) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses
     (i) through (iv) above; provided that the amount of Indebtedness secured by such Lien is not increased thereby (except to the extent that Indebtedness under the Bank Credit Agreement is increased to the extent permitted by clause (i) of the second paragraph of Section 3.03); and provided further that the extension, renewal or refinancing of Indebtedness of the Company may not be secured by Liens on assets of any Restricted Subsidiary other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary;

           (vi) Liens with respect to Acquired Indebtedness and refinancings thereof permitted under clause (viii) of the second paragraph of Section 3.03; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company other than the property or assets of the Subsidiary acquired; or

          (vii) Permitted Liens.

     SECTION 3.09. Limitation on Asset Sales.

     [ADD: Intentionally Omitted.]

     [DELETE: In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary) exceed 15% of Adjusted Consolidated Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall (i) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared) (A) apply an amount equal to such excess Net Cash Proceeds to repay unsubordinated Indebtedness or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets that are of a nature or type or are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Subsidiaries existing on the date thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 3.09. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause (A) or (B) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders and the holders of other unsubordinated Indebtedness on a pro rata basis an aggregate principal amount of Securities equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of such Securities, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

     Notwithstanding the foregoing:

           (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this
     Section 3.09 but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States of America (the Company hereby agrees to promptly take all reasonable actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this Section 3.09 as if such Asset Sale had occurred on the date of repatriation; and

           (ii) to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside the United States of America for so long as such adverse tax consequence would continue.

     The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating:

           (i) that the Excess Proceeds Offer is being made pursuant to this
     Section 3.09 and that all Securities validly tendered will be accepted for payment on a pro rata basis;

           (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 40 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

           (iii) that any Security not tendered will continue to accrue interest;

           (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Security accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;

           (v) that Holders electing to have a Security purchased pursuant to the Excess Proceeds Offer will be required to surrender the Security, together with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

           (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased; and

          (vii) that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered; provided that each Security purchased and each new Security issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     On or prior to the Business Day immediately preceding the date notice is mailed to the Trustee and each Holder, the Company shall furnish the Trustee with an Officers' Certificate stating the amount of the Excess Proceeds Payment.

     On the Excess Proceeds Payment Date, the Company shall:

           (i) accept for payment on a pro rata basis Securities or portions thereof tendered pursuant to the Excess Proceeds Offer;

           (ii) deposit with the Paying Agent in immediately available funds money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and

          (iii) deliver, or cause to be delivered, to the Trustee, Securities or portions thereof so accepted together with an Officers' Certificate specifying the Securities or portions thereof accepted for payment by the Company.

     The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided that each Security purchased and each new Security issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this Section 3.09, the Trustee shall act as the Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this Section 3.09 and the Company is required to repurchase Securities as described above.]

     SECTION 3.10. Limitation on Sale-Leaseback Transactions.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured by Liens on Principal Properties (excluding secured Indebtedness that is excluded as described in Section 3.08), does not exceed 15% of Adjusted Consolidated Assets.

     The foregoing restriction does not apply to, and any computation of Attributable Indebtedness under such limitation shall exclude, any sale-leaseback transaction if:

           (i) the lease is for a period, including renewal rights, of not in excess of three years;

           (ii) the sale or transfer of the Principal Property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of construction thereof;

          (iii) the lease secures or relates to industrial revenue or pollution control bonds;

           (iv) the transaction is between the Company and any Restricted Subsidiaries or between Restricted Subsidiaries; or

           (v) the Company or such Restricted Subsidiary, within 12 months after the sale of any Principal Property is completed, applies an amount not less than the net proceeds received from such sale to the retirement of unsubordinated Indebtedness, to Indebtedness of a Restricted Subsidiary or to the purchase of other property that will constitute Principal Property or improvements thereto.]

     SECTION 3.12. Payment of Taxes and Other Claims.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will pay or discharge, or cause to be paid or discharged, before any penalty accrues thereon (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or upon the income, profits or property of the Company or any Subsidiary of the Company and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary of the Company; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment or charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made.]

     SECTION 3.16. Commission Reports and Reports to Holders. Within 15 days after the Company files with the Commission copies of [DELETE: its][ADD: any] annual reports and other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that it [DELETE: is] [ADD: may be] required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange

Act, the Company shall file the same with the Trustee. [DELETE: So long as the Securities remain outstanding, the Company shall file with the Commission quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Company's independent certified public accountants) that it would be required to file under Section 13 of the Exchange Act if it had a class of debt securities listed on a national securities exchange and shall cause such reports to be mailed to the Holders at their addresses appearing in the Security Register within 15 days of when such report would have been required to be filed under Section 13 of the Exchange Act. The Company also shall comply with the other provisions of TIA Section 314(a).]

                                  ARTICLE FOUR

                             SUCCESSOR CORPORATION

     SECTION 4.01. When Company May Merge, Etc. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a [DELETE: Restricted] Subsidiary that is a Wholly Owned Subsidiary of the Company [DELETE: with a positive net worth]; provided that, in connection with any merger of the Company with a [DELETE:
Restricted] Subsidiary that is a Wholly Owned Subsidiary of the Company, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless:

           (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company on all of the Securities and under this Indenture;

          (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          [DELETE: (iii) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) is at least 1:1; provided that, if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column
     (C) below:

                        (A)                           (B)     (C)
---------------------------------------------------   ----   ------
1.11:1 to 1.99:1...................................    90%    1.5:1
2.00:1 to 2.99:1...................................    80%    2.1:1
3.00:1 to 3.99:1...................................    70%    2.4:1
4.00:1 or more.....................................    60%    2.5:1

     and provided further that, if the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iii);

          (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or any Person that becomes the successor obligor of the Securities) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;] and

          [DELETE: (v)] [ADD: (iii)] the Company delivers to the Trustee an Officers' Certificate [DELETE: (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv))] and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with [DELETE: ;

provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the limitations of this Section 4.01].

                                 ARTICLE SEVEN

                             DISCHARGE OF INDENTURE

     SECTION 7.03. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in [DELETE: clauses (iii) and (iv) of Section 4.01 and] Sections 3.03 through 3.15 of this Indenture, and clause (c) of Section 5.01 of this Indenture with respect to [DELETE: clauses
(iii) and (iv) of Section 4.01 and] Sections 3.03 through 3.15 of this Indenture, and clauses (d), (e) and (h) of Section 5.01 of this Indenture shall be deemed not to be Events of Default, in each case with respect to the outstanding Securities 123 days after the deposit referred to in clause (i) below if:

           (i) with reference to this Section 7.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 6.09 of this Indenture) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Securities, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient to pay and discharge, after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Securities on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal, premium, if any, and interest with respect to the Securities;

           (ii) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

          (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

           (iv) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

           (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.03 have been complied with.

                                 ARTICLE EIGHT

                      AMENDMENTS, SUPPLEMENTS AND WAIVERS

     SECTION 8.01. Without Consent of Holders. The Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement this Indenture or the Securities without notice to or the consent of any Holder:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to comply with Article Four of this Indenture;

          (3) [DELETE: to comply with the obligation to secure the Securities pursuant to Section 3.08 of this Indenture;

          (4)] to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

          [DELETE: (5)][ADD: (4)] to provide for uncertificated Securities in addition to or in place of certificated Securities; or

          [DELETE: (6)][ADD: (5)] to make any change that does not adversely affect the rights of any Holder.

                                                                        ANNEX II

       THE PROPOSED AMENDMENTS TO 9% SENIOR SUBORDINATED NOTES INDENTURE

     Holders of Notes who desire to accept the Offer in respect of the 9% Senior Subordinated Notes will be deemed to have consented to certain amendments to the Indenture under which such 9% Senior Subordinated Notes were issued. The following is a summary of the Proposed Amendments to certain covenants and other provisions of such Indenture. Capitalized terms used herein without definition have the same meanings as set forth in such Indenture.

     If the Proposed Amendments become effective, provisions substantially in the form of the underlined clauses below will be added to the Indenture and the provisions substantially in the form of the italicized clauses below will be deleted from the Indenture. In addition, defined terms in such Indenture that are no longer used in such Indenture (as amended by the applicable Proposed Amendments) will be deleted from the Indenture and cross-references to provisions in the Indenture that have been deleted as a result of the applicable Proposed Amendments will be revised to reflect such deletions.

     The text of the Proposed Amendments described in this Annex II is illustrative of the text of the Proposed Amendments to the 10% Subordinated Notes Indenture.

                                  ARTICLE ONE

                   DEFINITIONS AND INCORPORATION BY REFERENCE

     SECTION 1.01. Definitions.

     "Administrative Agent" is defined to mean the Bank Agent under the Bank Credit Agreement or the 1993 Term Loan Agreement, or any successor thereto [ADD:
, including the New Bank Credit Agreement].

     "Bank Agent" is defined to mean Bankers Trust Company as agent for the Banks pursuant to the Bank Credit Agreement or the 1993 Term Loan Agreement, and any successor or successors thereto [ADD: , including The Chase Manhattan Company as agent for the Banks pursuant to the New Bank Credit Agreement].

     "Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of October 24, 1988, among the Company, the Banks party thereto and the Bank Agents party thereto, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements [ADD: including the New Bank Credit Agreement]; provided that, with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be the Bank Credit Agreement under this Indenture only if a notice to that effect is delivered to the Trustee; and provided further that there shall be at any one time only one instrument, together with any related documents (including, without limitation, any Guarantees or security documents), that is the Bank Credit Agreement under this Indenture.

     "Banks" is defined to mean the lenders who are from time to time parties to the Bank Credit Agreement or the 1993 Term Loan Agreement [ADD: , including the lenders who are from time to time parties to the New Bank Credit Agreement].

     "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. [DELETE: For purposes of the definition of "Unrestricted Subsidiary" and Section 3.04, (i) "Investment" shall include the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the

Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith].

     [ADD: "New Bank Credit Agreement" is defined to mean the Credit Agreement, dated as of August 13, 1997, among Fort James Corporation, the Subsidiaries of Fort James Corporation party thereto, the Banks party thereto and The Chase Manhattan Bank, as Administrative Agent, together with the related documents thereto (including, without limitation, any Guarantees and security documents), in each case, as such agreements may be amended (including any amendment and restatement thereof), supplemented, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers or Guarantors thereunder that are Subsidiaries of the Company and whose obligations are Guaranteed by the Company thereunder) all or any portion of the Indebtedness under such agreements or any successor agreements.]

     [ADD: "Securities Act" is defined to mean the Securities Act of 1933, as amended.]

     "Senior Indebtedness" is defined to mean the following obligations of the Company, whether outstanding on the date hereof or thereafter Incurred: (i) all Indebtedness and other monetary obligations of the Company under the Bank Credit Agreement, the 1993 Term Loan Agreement, any Interest Rate Agreement or any Currency Agreement and the Company's Guarantee of any Indebtedness or monetary obligation of any of its Subsidiaries under the Bank Credit Agreement, the 1993 Term Loan Agreement, any Interest Rate Agreement or any Currency Agreement, (ii) any principal of, premium, if any, and interest on the Senior Secured Notes, the Senior Notes and the 9 1/4% Notes, (iii) all other Indebtedness of the Company (other than the Securities), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Securities and (iv) all fees, expenses and indemnities payable in connection with the Bank Credit Agreement, the 1993 Term Loan Agreement or the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes were issued) and, if applicable, Currency Agreements and Interest Rate Agreements; provided that the term "Senior Indebtedness" shall not include (a) the 12 3/8% Notes, the 12 5/8% Debentures, the 10% Notes or the 14 1/8% Debentures or any amounts payable under the indentures relating thereto, or amounts payable under the Pass Through Certificate Leases in excess of the amount necessary to pay the outstanding Pass Through Certificate Secured Notes (including accrued and unpaid interest) in full on the date of payment, (b) any Indebtedness of the Company that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company, (c) any Indebtedness of the Company to a Subsidiary of the Company or to a joint venture in which the Company has an interest, (d) [DELETE: any Indebtedness of the Company (other than such Indebtedness already described in clause (i) above) of the type described in clause (iii) above and not permitted by Section 3.03, (e)] any repurchase, redemption or other obligation in respect of Redeemable Stock, [DELETE: (f)] [ADD: (e)] any Indebtedness to any employee of the Company or any of its Subsidiaries, [DELETE: (g)] [ADD: (f)] any liability for federal, state, local or other taxes owed or owing by the Company and [DELETE: (h)] [ADD: (g)] any Trade Payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Company and its Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by such Person and one or more other Subsidiaries of such Person [DELETE: ; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" described below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Company for purposes of this Indenture].

                                 ARTICLE THREE

                                   COVENANTS

     SECTION 3.03. Limitation on Indebtedness.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness (other than the Securities (including any agreements pursuant to which the Securities were issued) and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Company would be greater than (a) prior to or on December 31, 1996, 1.5:1 and
(b) after December 31, 1996, 1.75:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur each and all of the following:

          (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed the sum of the outstanding Indebtedness and the unused commitment under the Bank Credit Agreement and the 1993 Term Loan Agreement as of the Closing Date;

          (ii) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $400 million;

          (iii) Indebtedness of the Company to any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary of the Company, or of a Restricted Subsidiary to the Company or to any other Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company;

          (iv) Indebtedness issued in exchange for or the net proceeds of which are used to refinance, outstanding Indebtedness of the Company or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clauses
     (i), (ii), (vii), (viii) or (x) and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness issued in exchange for or the net proceeds of which are used to refinance the Securities or other Indebtedness of the Company that is subordinated in right of payment to the Securities shall only be permitted under this clause (iv) if (A) in case the Securities are exchanged or refinanced in part, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made pari passu with, or subordinate in right of payment to, the remaining Securities, (B) in case the Indebtedness to be exchanged or refinanced is subordinated in right of payment to the Securities, such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Securities at least to the extent that the Indebtedness to be exchanged or refinanced is subordinated to the Securities, and (C) in case the Securities are exchanged or refinanced in part or the Indebtedness to be exchanged or refinanced is subordinated in right of payment to the Securities, such Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Securities and the Average Life of such Indebtedness is equal to or greater than the sum of the remaining Average Life of the Securities, plus six months; provided further that in no event may Indebtedness of the Company that is pari passu with, or subordinated in right of payment to, the Securities be exchanged for or refinanced by means of Indebtedness of any Subsidiary of the Company pursuant to this clause (iv); and provided further that the two foregoing provisos of this clause (iv) shall not be applicable to Indebtedness Incurred in exchange for or to refinance the 12 % Notes, the 10% Notes, the 12 % Debentures or the 14 % Debentures (including in each case redemption or other premiums, consent or other fees, and expenses incurred in connection therewith);

          (v) Indebtedness Incurred by the Company in connection with (x) the repurchase of shares of, or options to purchase shares of, the Common Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) or (y) Guarantees of borrowings made by such Persons exclusively for the purpose of exercising options to purchase or sell such shares of Common Stock and paying any associated tax liability, in each case pursuant to the terms of the form of agreements or plans (or amendments thereto) under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such Common Stock;

          (vi) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary of the Company pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of the Company for the purpose of financing such acquisition;

          (vii) Indebtedness under Guarantees incurred by the Company in respect of obligations of Unrestricted Subsidiaries outstanding at any time in an aggregate amount not to exceed $50 million;

          (viii) Acquired Indebtedness; provided that, at the time of the Incurrence thereof, the Company could Incur at least $1.00 of Indebtedness under the first paragraph of this Section 3.03 and refinancings thereof; provided that such refinancing Indebtedness may not be Incurred by any Person other than the Company or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness;

          (ix) Indebtedness directly Incurred to finance Consolidated Capital Expenditures in an aggregate amount not to exceed in any fiscal year of the Company the amount indicated below:

                                                    Maximum
Fiscal Year                                         Amount
-----------                                         -------
1994.............................................    $250
1995.............................................    $250
1996 and thereafter..............................    $275

     provided, however, that the amount of Indebtedness which may be Incurred in any fiscal year pursuant to this clause (ix) shall be increased by the amount of Indebtedness which could have been Incurred in the prior fiscal year pursuant to this clause (ix) but which was not so Incurred; or

          (x) Indebtedness of the Company outstanding at any time in an aggregate amount not to exceed $175 million; provided that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (A) is expressly made subordinate in right of payment to the Securities at least to the extent the Securities are subordinated to Senior Indebtedness, as provided in Article Eleven of this Indenture and (B) provides that no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Company (including, without limitation, at the option of the holder thereof, other than an option given to such holder pursuant to an "asset sale" provision that is no more favorable to such holders of such Indebtedness than the provisions contained in Section 3.09 and such Indebtedness specifically provides that the Company will not repurchase or redeem such Indebtedness pursuant to such provision prior to the Company's repurchase of the Securities required to be repurchased by the Company under Section 3.09) at any time prior to the Stated Maturity of the Securities.

     Notwithstanding any other provision of this Section 3.03, (i) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 3.03 shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies and (ii) for purposes of calculating the amount of Indebtedness outstanding at any time under clause (ii) of the second paragraph of this Section 3.03, no amount of Indebtedness of the Company or any Subsidiary of the Company outstanding on the Closing Date shall be considered to be outstanding.

     For purposes of determining any particular amount of Indebtedness under this Section 3.03, (1) Indebtedness Incurred pursuant to the Bank Credit Agreement or the 1993 Term Loan Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this
Section 3.03, (2)

Guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph of Section 3.08 shall not be treated as Indebtedness. For purposes of determining compliance with this
Section 3.03, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (y) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.]

     SECTION 3.04. Limitation on Restricted Payments.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company, any Restricted Subsidiary or any Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or another Restricted Subsidiary, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Securities, or (iv) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of Section 3.03 or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of this Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of the Company (determined by excluding income resulting from the transfers of assets received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 1994 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors whose determination shall be conclusive and evidenced by a Board Resolution) received by the Company from the issuance and sale permitted by this Indenture of its Capital Stock (not including Redeemable Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by this Indenture for cash or other property upon the conversion of any Indebtedness of the Company subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Securities) plus (3) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary plus (4) $75 million.

     The foregoing provision shall not take into account, and shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing provision;

          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Securities, including premium, if any, with the proceeds of

     Indebtedness Incurred under the first paragraph of Section 3.03 or clause
     (iv) or (x) of the second paragraph of Section 3.03;

          (iii) the payment of dividends on the Capital Stock of the Company, following any issuance of the Capital Stock of the Company, of up to 6% per annum of the net proceeds received by the Company in such issuance of the Capital Stock of the Company;

          (iv) the repurchase of shares of, or options to purchase shares of, Common Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors) pursuant to the terms of the form of agreements or plans (or amendments thereto) under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such Common Stock;

          (v) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock of the Company (other than Redeemable Stock);

          (vi) the acquisition of Indebtedness of the Company that is subordinated in right of payment to the Securities in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock);

          (vii) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 4.01 of this Indenture;

          (viii) the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right (as determined in good faith by the Board of Directors) of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders' rights plan (i.e., a "poison pill") adopted for the purpose (determined in good faith by the Board of Directors) of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this Section 3.04 (all as determined in good faith by the Board of Directors);

          (ix) the purchase of shares of Capital Stock of the Company or any Restricted Subsidiary for the purpose of contributing such shares to the Plans, or permitting the Plans to make payments to participants therein in cash rather than shares of Capital Stock of the Company or such Restricted Subsidiary; provided that such purchases do not in any one fiscal year of the Company exceed an aggregate amount of $30 million; or

          (x) the purchase of subordinated Indebtedness pursuant to an "excess proceeds offer" or similar offer after the Company has complied with
     Section 3.09;

and provided that, in the case of clauses (ii) through (iv) and (vi), no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof.]

     SECTION 3.05. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary (other than a Foreign Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer, subject to certain exceptions, any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provision shall not restrict or prohibit any encumbrances or restrictions existing:

          (i) in the Bank Credit Agreement, the 1993 Term Loan Agreement, the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes were issued) or any other agreements in effect on the Closing Date, including extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (ii) under any other agreement providing for the Incurrence of Indebtedness; provided that the encumbrances and restrictions in any such agreement are no less favorable in any material respect to the Holders than those encumbrances and restrictions contained in the Bank Credit Agreement, the Senior Secured Notes (including any agreement pursuant to which the Senior Secured Notes were issued) or the 1993 Term Loan Agreement as of the Closing Date;

          (iii) under or by reason of applicable law;

          (iv) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (v) in the case of clause (iv) of the first paragraph of this Section 3.05, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary; or

          (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

     Nothing contained in this Section 3.05 shall prevent the Company or any Restricted Subsidiary from (1) entering into any agreement permitting the incurrence of Liens otherwise permitted in Section 3.08 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Subsidiaries that secure Indebtedness of the Company or any of its Subsidiaries.]

     SECTION 3.06. Limitation on Additional Tiers of Senior Subordinated Indebtedness.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not Incur any Indebtedness that is expressly made subordinate in right of payment to any Senior Indebtedness unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made pari passu with, or subordinate in right of payment to, the Securities pursuant to provisions substantially similar to those contained in Article Eleven of this Indenture; provided, however, that the foregoing limitation shall not apply to distinctions between categories of unsubordinated Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all of such unsubordinated Indebtedness.]

     SECTION 3.07. Limitation on Transactions with Shareholders and Affiliates.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Subsidiary of the Company or with any Affiliate of the Company or any Subsidiary of the Company (other than the Plans), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary of the Company than could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Subsidiary of the Company from a financial point of view;

          (ii) any transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

          (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; or

          (iv) any Restricted Payments not prohibited by Section 3.04.]

     SECTION 3.08. Limitation on Liens.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Securities and all other amounts due under this Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, does not exceed 15% of Adjusted Consolidated Assets.

     The foregoing limitation does not apply to, and any computation of Indebtedness secured under such limitation shall exclude:

          (i) Liens securing (A) obligations under the Bank Credit Agreement or the 1993 Term Loan Agreement up to the amount of Indebtedness permitted to be Incurred under clause (i) of the second paragraph of Section 3.03 or (B) the Senior Secured Notes up to the amount thereof outstanding on the Closing Date;

          (ii) other Liens existing on the Closing Date;

          (iii) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof);

          (iv) Liens securing Indebtedness (other than subordinated Indebtedness) Incurred under clause (ii) (except that the sum of (A) the amount of Indebtedness Incurred by the Restricted Subsidiaries plus (B) the amount of secured Indebtedness (without duplication of any amount Incurred under subclause (A) of this clause (iv)) shall not exceed $200 million outstanding at any time) or (vi) of the second paragraph of Section 3.03;

          (v) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses
     (i) through (iv) above; provided that the amount of Indebtedness secured by such Lien is not increased thereby (except to the extent that Indebtedness under the Bank Credit Agreement is increased to the extent permitted by clause (i) of the second paragraph of Section 3.03); and provided further that the extension, renewal or refinancing of Indebtedness of the Company may not be secured by Liens on assets of any Restricted Subsidiary other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary;

          (vi) Liens with respect to Acquired Indebtedness and refinancings thereof permitted under clause (viii) of the second paragraph of Section 3.03; provided that such Liens do not extend to or cover any property or assets of the Company or any Subsidiary of the Company other than the property or assets of the Subsidiary acquired;

          (vii) Permitted Liens; or

          (viii) Liens securing Senior Indebtedness.]

     SECTION 3.09. Limitation on Asset Sales.

     [ADD: Intentionally Omitted.]

     [DELETE: In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary) exceed 15% of Adjusted Consolidated Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall (i) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of the Company and its Subsidiaries has been prepared) (A) apply an amount equal to such excess Net Cash Proceeds to repay Senior Indebtedness, Indebtedness that is pari passu in right of payment with the Securities or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets that are of a nature or type or are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Subsidiaries existing on the date thereof (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 3.09. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause (A) or (B) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Securities equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of such Securities, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"); provided, however, that no Excess Proceeds Offer shall be required to be commenced if the purchase of at least $10 million of Securities pursuant to such Excess Proceeds Offer would not (during the time such Excess Proceeds Offer is required to be commenced) be permitted by the terms of any Indebtedness of the Company (or any agreement pursuant to which such Indebtedness was issued) and in such case the amount that would otherwise constitute Excess Proceeds shall no longer be treated as Excess Proceeds; and provided further, however that no Senior Subordinated Notes may be purchased under this Section 3.09 unless the Company shall have purchased all Senior Indebtedness tendered pursuant to an "excess proceeds offer" or similar offer applicable thereto.

     Notwithstanding the foregoing:

          (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this
     Section 3.09 but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States of America (the Company hereby agrees to promptly take all reasonable actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this Section 3.09 as if such Asset Sale had occurred on the date of repatriation; and

          (ii) to the extent that the Board of Directors has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside the United States of America for so long as such adverse tax consequence would continue.

     The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating:

     (i) that the Excess Proceeds Offer is being made pursuant to this Section
3.09 and that all Securities validly tendered will be accepted for payment on a pro rata basis;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 40 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

     (iii) that any Security not tendered will continue to accrue interest;

     (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Security accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;

     (v) that Holders electing to have a Security purchased pursuant to the Excess Proceeds Offer will be required to surrender the Security, together with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

     (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased; and

     (vii) that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered; provided that each Security purchased and each new Security issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     On or prior to the Business Day immediately preceding the date notice is mailed to the Trustee and each Holder, the Company shall furnish the Trustee with an Officers' Certificate stating the amount of the Excess Proceeds Payment.

     On the Excess Proceeds Payment Date, the Company shall:

          (i) accept for payment on a pro rata basis Securities or portions thereof tendered pursuant to the Excess Proceeds Offer;

          (ii) deposit with the Paying Agent in immediately available funds money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and

          (iii) deliver, or cause to be delivered, to the Trustee, Securities or portions thereof so accepted together with an Officers' Certificate specifying the Securities or portions thereof accepted for payment by the Company.

     The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or, at the request of any Holder, otherwise make available to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided that each Security purchased and each new Security issued shall be in an original principal amount of $1,000 or integral multiples thereof.

     The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this Section 3.09, the Trustee shall act as the Paying Agent.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company under this Section 3.09 and the Company is required to repurchase Securities as described above.

     The Trustee has no duty to determine whether an Excess Proceeds Offer is required to be made and shall have no liability if the Company fails to make such Excess Proceeds Offer if so required.]

     SECTION 3.11. Payment of Taxes and Other Claims.

     [ADD: Intentionally Omitted.]

     [DELETE: The Company will pay or discharge, or cause to be paid or discharged, before any penalty accrues thereon (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary of the Company or upon the income, profits or property of the Company or any Subsidiary of the Company and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary of the Company; provided that the Company shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made.]

     SECTION 3.15. Commission Reports and Reports to Holders. Within 15 days after the Company files with the Commission copies of [DELETE: its] [ADD: any] annual reports and other information, documents and reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that it [DELETE: is] [ADD: may be] required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, the Company shall file the same with the Trustee. [DELETE: So long as the Securities remain outstanding, the Company shall file with the Commission quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by the Company's independent certified public accountants) that it would be required to file under Section 13 of the Exchange Act if it had a class of debt securities listed on a national securities exchange and shall cause such reports to be mailed to the Holders at their addresses appearing in the Security Register within 15 days of when such report would have been required to be filed under Section 13 of the Exchange Act.] The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Trustee may be required to deliver to the Securityholders under this Section 3.15. If the Company directs the Trustee to make such mailings, the Company shall bear all expenses incurred in connection with such mailing, including, without limitation, postage and duplication of documentation. [DELETE: The Company also shall comply with the other provisions of TIA Section 314(a).] Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

                                  ARTICLE FOUR

                             SUCCESSOR CORPORATION

     SECTION 4.01. When Company May Merge, Etc. The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a [DELETE: Restricted] Subsidiary that is a Wholly Owned Subsidiary of the Company [DELETE: with a positive net worth]; provided that, in connection with any merger of the Company with a [DELETE:
Restricted] Subsidiary that is a Wholly Owned Subsidiary of the Company, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company) or permit any Person to merge with or into the Company unless:

          (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form and substance satisfactory to the Trustee, all of the obligations of the Company on all of the Securities and under this Indenture;

          (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; [ADD: and]

          (iii) [DELETE: immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) is at least 1:1; provided that, if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column
     (C) below:

                        (A)                           (B)     (C)
---------------------------------------------------   ----   ------
1.11:1 to 1.99:1...................................    90%    1.5:1
2.00:1 to 2.99:1...................................    80%    2.1:1
3.00:1 to 3.99:1...................................    70%    2.4:1
4.00:1 or more.....................................    60%    2.5:1

and provided further that, if the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor of the Securities) is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iii);

     (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or any Person that becomes the successor obligor of the Securities) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

     (v)] the Company delivers to the Trustee an Officers' Certificate [DELETE:
(attaching the arithmetic computations to demonstrate compliance with clauses
(iii) and (iv), which computations the Trustee may rely on without verification)] and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with [DELETE: ;

provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the limitations of this Section 4.01].

                                 ARTICLE SEVEN

                             DISCHARGE OF INDENTURE

     SECTION 7.03. Defeasance of Certain Obligations. The Company may omit to comply with any term, provision or condition set forth in [DELETE: clauses (iii) and (iv) of Section 4.01 and] Sections 3.03 through 3.14 of this Indenture, and clause (c) of Section 5.01 of this Indenture with respect to [DELETE: clauses
(iii) and (iv) of Section 4.01 and] Sections 3.03 through 3.14 of this Indenture, and clauses (d), (e) and (h) of Section 5.01 of this Indenture shall be deemed not to be Events of Default, and Article Eleven of this Indenture shall no longer apply, in each case with respect to the outstanding Securities 123 days after the deposit referred to in clause (i) below if:

          (i) with reference to this Section 7.03, the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 6.09 of this Indenture) and conveyed all right, title and interest to the Trustee for the benefit of the Holders, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee as trust funds in trust, specifically pledged to the Trustee for the benefit of the Holders as security for payment of the principal of, premium, if any, and interest, if any, on the Securities, and dedicated solely to, the benefit of the Holders, in and to (A) money in an amount, (B) U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment referred to in this clause (i), money in an amount or (C) a combination thereof in an amount sufficient to pay and discharge, after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of, premium, if any, and interest on the outstanding Securities on the Stated Maturity of such principal or interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal, premium, if any, and interest with respect to the Securities; and provided further that from and after the time of deposit, the money or U.S. Government Obligations deposited shall not be subject to the rights of the holders or owners of Senior Indebtedness pursuant to the provisions of Article Eleven;

          (ii) such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

          (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

          (iv) the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

          (v) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this Section 7.03 have been complied with; and

          (vi) the Company shall, at the time of the deposit referred to in clause (i) above, not be prohibited from making payments in respect of the Securities by Article Eleven of this Indenture.


                                 ARTICLE EIGHT

                      AMENDMENTS, SUPPLEMENTS AND WAIVERS

     SECTION 8.01. Without Consent of Holders. The Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement this Indenture or the Securities without notice to or the consent of any Holder:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to comply with Article Four of this Indenture;

          (3) [DELETE: to comply with the obligation to secure the Securities pursuant to Section 3.08 of this Indenture;

          (4)] to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA;

          [DELETE: (5)] [ADD: (4)] to provide for uncertificated Securities in addition to or in place of certificated Securities; or

          [DELETE: (6)] [ADD: (5)] to make any change that does not adversely affect the rights of any Holder.

                      This page intentionally left blank.

     Any questions regarding the terms of the Tender Offers and the Consent Solicitations may be directed to the Dealer Manager.

  The Dealer Manager for the Tender Offers and the Solicitation Agent for the
                            Consent Solicitations is

                           MORGAN STANLEY DEAN WITTER

                           Liability Management Group
                          1585 Broadway, Second Floor
                            New York, New York 10036
                         Call Toll-free: (800) 624-1808

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address listed below. A holder may also contact such holder's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Tender Offers.

                 The Information Agent for the Tender Offers is

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           Toll-free: (800) 290-6424
               Banks and brokers may call collect: (212) 269-5550

                    The Depositary for the Tender Offers is

                              THE BANK OF NEW YORK

            By Registered or Certified Mail:                           By Hand or Overnight Delivery:
                  The Bank of New York                                      The Bank of New York
                101 Barclay Street - 7E                                      101 Barclay Street
                New York, New York 10286                              Corporate Trust Services Window
               Attention: George Johnson                                        Ground Level
                 Reorganization Section                                   New York, New York 10286
                                                                         Attention: George Johnson
                                                                           Reorganization Section

                    By Facsimile for Eligible Institutions:
                                 (212) 815-6339

                   For confirmation and/or information call:
                                 (212) 815-3687